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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Exchange Traded Notes due February 19, 2020 Linked to the Credit Suisse Long/Short Liquid Index (Net)	$5,002,880	$356.71

        Credit Suisse

Pricing Supplement No. ETN-1 To the Underlying Supplement dated September 14, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 February 19, 2010

$1,000,000,000 Exchange Traded Notes due February 19, 2020 Linked to the Credit Suisse Long/Short Liquid Index (Net) ("ETNs")

General

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The ETNs are designed for investors who seek exposure to the Credit Suisse Long/Short Liquid Index (Net) (the "Index"). Investors should be willing to forgo interest payments and, if the Index declines, be willing to lose up to 100% of their investment.

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The ETNs are senior medium-term notes of Credit Suisse AG, acting through its Nassau Branch, maturing February 19, 2020.

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The denomination and stated principal amount of each ETN is $20.00. Any future issuances of ETNs may be issued at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

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The initial issuance of ETNs priced on February 19, 2010 (the "inception date") and is expected to settle on or about February 25, 2010 (the "initial settlement date"). Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company ("DTC").

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
CUSIP/ISIN:	22542D878/US22542D8781
Index:	The return on the ETNs will be based on the performance of the Index during the term of the ETNs. The Index is reported by Bloomberg under the ticker symbol "CSLABLN <Index>". The Index is designed to correlate to the historical performance of the Credit Suisse Tremont Long/Short Equity Hedge Fund Index (the "Target Index") by tracking the performance of non-hedge fund, transparent market measures. The Index is not a managed hedge fund and does not track the performance of any hedge fund or group of hedge funds. For more information on the Index see "The Index" in this pricing supplement.
Payment at Maturity:	If your ETNs have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment equal to the principal amount of your ETNs times the index factor on the final valuation date times the fee factor on the final valuation date.
Index Factor:	The index factor on any given day, including the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The initial index level is equal to 991.65, the closing level of the Index on the inception date.
The closing level of the Index on any trading day will be the closing level published on the Bloomberg page "CSLABLN <Index>" or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent; provided, however, in the event that a valuation date is postponed due to a Market Disruption Event, the Calculation Agent will adjust the closing level of the Index solely for the purposes of determining the index factor according to the methodology described below in "Specific Terms of the ETNs—Market Disruption Events."
Fee Factor:	The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.45%.
Because the investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.
Secondary Market:	We have listed the ETNs on NYSE Arca under the ticker symbol "CSLS". If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain this listing on NYSE Arca or any listing on any other exchange, and may delist the ETNs at any time.
Repurchase of the ETNs at Your Option:	Subject to the requirements described below, you may offer $5,000,000 stated principal amount (250,000 ETNs) or more of your ETNs to Credit Suisse for repurchase on any business day during the term of the ETNs until February 5, 2020. If you elect to offer your ETNs for repurchase, and the requirements for acceptance by Credit Suisse are met, you will receive a cash payment in an amount equal to the "daily repurchase value", which is the principal amount of your ETNs to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date. Credit Suisse Securities (USA) LLC ("CSSU") may charge investors an additional fee of up to $0.03 for each ETN that is repurchased at the investor's option.
Repurchase of the ETNs at Our Option:	We will have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs beginning February 19, 2012, if, at anytime on or after February 19, 2012 , the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. This option will expire on February 5, 2020. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value.

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Investing in the ETNs involves a number of risks. See "Risk Factors" beginning on page PS-10 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The agent for this offering, CSSU, is our affiliate. We sold $5,002,880 in principal amount of the ETNs on the inception date to CSSU and through one or more dealers purchasing as principals through CSSU at 100% of their stated principal amount of $20 each. The initial ETNs sold to CSSU will be sold to investors over time. Additional ETNs may be offered and sold from time to time through our affiliate, CSSU and one or more dealers. We will receive proceeds equal to 100% of the offering price of the ETNs we issue and sell after the initial settlement date.

CSSU and any other dealer in any subsequent distribution is expected to charge normal commissions for the purchase of the Securities. In exchange for providing certain services relating to the distribution of the ETNs CSSU, a member of the Financial Industry Regulatory Authority ("FINRA"), may receive all or a portion of the investor fee. In addition, CSSU may charge investors a fee of up to $0.03 per ETN that is repurchased at the investor's option. Please see "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement for more information.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

February 19, 2010.

(continued from previous page)

Repurchase Mechanics:	Repurchase at Your Option: You may offer your ETNs to Credit Suisse for repurchase on any business day during the term of the ETNs beginning on February 22, 2010 (for an anticipated February 23, 2010 valuation date and a repurchase date of February 26, 2010) through February 5, 2020 (for an anticipated February 6, 2020 valuation date and a repurchase date of February 11, 2020). To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase to Credit Suisse no later than 10:00 a.m., New York City time, on the business day immediately preceding the applicable valuation date and follow the procedures set forth under "Specific Terms of the ETNs—Repurchase Procedures." If you fail to comply with these procedures, your offer will be deemed ineffective and Credit Suisse will not be obligated to repurchase your ETNs. Unless the scheduled repurchase date is postponed due to a Market Disruption Event, as such term is described in this pricing supplement, the final day on which Credit Suisse will repurchase your ETNs will be February 11, 2020. As such, you must offer your ETNs for repurchase no later than February 5, 2020. CSSU may charge a fee of up to $0.03 per ETN which is repurchased at your option.
Repurchase at Our Option: If we exercise our right to repurchase the ETNs, we will deliver an irrevocable call notice to DTC (the holder of the global note). The trading day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a Market Disruption Event. The last day on which we can deliver a repurchase notice is February 5, 2020. The business day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a Market Disruption Event.
Valuation Date:	Valuation date means each trading day from February 23, 2010 to February 12, 2020 inclusive. We refer to February 12, 2020, as the "final valuation date." If there is a Market Disruption Event occurring on a valuation date, such valuation date, including the final valuation date, may be postponed as provided herein.
Repurchase Date:	A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed due to a Market Disruption Event as described herein, the final day on which Credit Suisse will repurchase your ETNs will be February 11, 2020. As such, you must offer your ETNs for repurchase no later than February 5, 2020.
Trading Day:	A trading day is a day on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the New York Stock Exchange, NYSE Arca and the Nasdaq Stock Market.
Business Day:	A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

        Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the underlying supplement dated September 14, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

        You should read this pricing supplement together with the accompanying underlying supplement dated September 14, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these ETNs are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated September 14, 2009

  http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

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  Prospectus supplement dated March 25, 2009:

  http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

  http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        This pricing supplement, together with the documents listed above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, as the ETNs involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs. You should rely only on the information contained in this document or in any documents to

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which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these ETNs. The information in this document may only be accurate on the date of this document.

        The distribution of this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus and the offering of the ETNs in some jurisdictions may be restricted by law. If you possess this pricing supplement, you should find out about and observe these restrictions.

        In this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to "Credit Suisse", the "Company", "we", "us" and "our" are to Credit Suisse AG, acting through its Nassau Branch, and references to "dollars" and "$" are to United States dollars.

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 SUMMARY

        The following is a summary of terms of the ETNs, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. References to the "prospectus" mean our accompanying prospectus, dated March 25, 2009, references to the "prospectus supplement" mean our accompanying prospectus supplement, dated March 25, 2009, and references to the "underlying supplement" mean our underlying supplement, dated September 14, 2009.

        We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs. We may consolidate the additional ETNs to form a single class with the outstanding ETNs.

What Are the ETNs and How Do They Work?

        The ETNs are medium-term notes of Credit Suisse AG ("Credit Suisse"), the return on which is linked to the performance of the Credit Suisse Long/Short Liquid Index (Net) (the "Index").

        We will not pay you interest during the term of the ETNs. The ETNs are not principal-protected and are fully exposed to any decline in the Index. Depreciation of the Index will reduce your payment at maturity, and you could lose your entire investment.

        For a description of how the payment at maturity and upon repurchase, respectively, are calculated, please refer to the "Specific Terms of the ETNs—Payment at Maturity" and "Specific Terms of the ETNs—Payment upon Repurchase" sections herein.

What is the Index and who publishes the level of the Index?

        The Index was created by Credit Suisse Alternative Capital, Inc., as index sponsor (the "Index Sponsor"). The level of the Index reflects the return of a dynamic basket of various market measures (the "Market Factors") and is designed to correlate to the historical performance of the Credit Suisse Tremont Long/Short Equity Hedge Fund Index (the "Target Index") by tracking the performance of non-hedge fund, transparent market measures such as the Market Factors. The Market Factors will be selected and weighted in accordance with an algorithm that seeks to approximate the returns of the Target Index.

        The Index was established on October 16, 2009 with an initial value of 1,000. The Market Factors selected for inclusion in calculating the Index, as well as their respective weightings, are determined on each Rebalancing Date. NYSE Arca, Inc., or another party designated by the Index Committee, will act as the calculation agent for the Index (the "Index Calculation Agent") and will be responsible for the calculation of the level of the Index, using the data and methodologies described herein and as determined by the Index Committee. The Bloomberg ticker symbol of the Index is "CSLABLN <Index>".

        For more information, please refer to "The Index" in this pricing supplement.

How will payment at maturity or payment at repurchase be determined for the ETNs?

        Unless your ETNs have been previously repurchased by us, either at your election or at ours, the ETNs will mature on February 19, 2020 . Further details on the conditions and the procedures applicable to any such repurchase are set forth in this pricing supplement.

  Payment at maturity

        If your ETNs have not been previously repurchased by Credit Suisse, at maturity you will receive a cash payment in an amount equal to the principal amount of your ETNs times the index factor determined on the final valuation date times the fee factor on the final valuation date.

        The index factor on the final valuation date will equal the closing level of the Index on the final valuation date divided by the initial index level.

        The initial index level is 991.65, the closing level of the Index on the inception date.

        The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.

        The annual investor fee is equal to 0.45%.

        If a Market Disruption Event occurs or is occurring on the final valuation date, Credit Suisse International, acting as the "Calculation Agent", will postpone the final valuation date until the day on which such Market Factor is no longer affected by a Market Disruption Event, for up to six scheduled trading days. In addition, the Calculation Agent will determine the closing level of the Index applicable to such valuation date according to the methodology described under "Specific Terms of the ETNs—Market Disruption Events" below. A "scheduled trading day" is any day that, but for the occurrence of a Market Disruption Event, would have otherwise been a trading day. If the final valuation date is postponed due to a Market Disruption Event, the maturity date will also be postponed by an equal number of business days up to six business days. For more information on Market Disruption Events and their effect on the calculation of the payment you will receive at maturity, see "Specific Terms of the ETNs—Market Disruption Events" and "—Payment at Maturity" in this pricing supplement.

  Payment Upon Repurchase

        We have the right to repurchase the ETNs in whole and not in part on any business day during the term of the ETNs beginning February 19, 2012 if, at anytime on or after February 19, 2012, the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. This option will expire on February 5, 2020. To repurchase the ETNs, we will deliver an irrevocable call notice to DTC. The business day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a Market Disruption Event.

        At your election you may, subject to certain restrictions, offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs, beginning on February 22, 2010 (for an anticipated February 23, 2010 valuation date and a repurchase date of February 26, 2010) through February 5, 2020 (for an anticipated February 6, 2020 valuation date and a repurchase date of February 11, 2020), provided that you offer at least $5,000,000 stated principal amount of ETNs (250,000 ETNs) for repurchase and follow the procedures as described below. Credit Suisse Securities (USA) LLC ("CSSU") may charge investors an additional fee of up to $0.03 for each ETN which is repurchased at your option.

        If you choose to offer your ETNs for repurchase or they are repurchased at our option, you will receive a cash payment on the repurchase date in an amount equal to the "daily repurchase value", which is the principal amount of your ETNs times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

        The index factor on any valuation date, other than the final valuation date, will be equal to the closing level of the Index on that valuation date divided by the initial index level.

        A repurchase date is the third business day following a valuation date. A valuation date is each trading day from February 23, 2010 to February 12, 2020, inclusive. Unless your scheduled repurchase date is postponed due to a Market Disruption Event, the final day on which Credit Suisse will repurchase your ETNs will be February 11, 2020. As such, you must offer your ETNs for repurchase no later than February 5, 2020. A valuation date may be postponed up to six scheduled trading days due to a Market Disruption Event. If postponement of a valuation date due to a Market Disruption Event occurs, such postponement will continue until the day on which such Market Factor is no longer affected by a Market Disruption Event, for up to six scheduled trading days. In addition, the Calculation Agent will determine the closing level of the Index applicable to such valuation date according to the methodology described under "Specific Terms of the ETNs—Market Disruption Events" below. If a valuation date is postponed, the corresponding repurchase date will also be postponed so that such repurchase date occurs on the third business day following the valuation date as postponed. For more information on Market Disruption Events and their effect on the calculation of the payment that you will receive upon repurchase, see "Specific Terms of the ETNs—Market Disruption Events" and "—Payment Upon Repurchase" in this pricing supplement.

        For a further description of how your payment at maturity will be calculated, see "—How Does the Calculation Agent Calculate the Payment on the ETNs?—Hypothetical Examples" below and "Specific Terms of the ETNs" in this pricing supplement.

        The denomination and stated principal amount of each ETN is $20. Any future issuances of ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ETNs in the form of a global certificate, which will be held by The Depository Trust Company ("DTC") or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC. You should refer to the section "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement and the section "Description of Debt Securities—Book-Entry System" in the accompanying prospectus.

        Because the aggregate investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs in order for you to receive at least the principal amount of your investment at maturity or upon repurchase by Credit Suisse. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

Will I Receive Interest on the ETNs?

No. We will not make any periodic payments of interest or any other payments on the ETNs during the term of the ETNs. Unless you elect to have your ETNs repurchased by Credit Suisse, you will not receive any payments on the ETNs prior to maturity of the ETNs.

How Do You Sell Your ETNs?

We intend to list the ETNs on NYSE Arca. If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

How Do You Offer Your ETNs for Repurchase by Credit Suisse?

If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

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your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse by 10:00 a.m., New York City time, on the business day immediately preceding the valuation date prior to the applicable repurchase date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer $5,000,000 stated principal amount or more of your ETNs (250,000 ETNs) for repurchase by Credit Suisse on any repurchase date. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective;

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your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse; and

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your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. If Credit Suisse does not receive your offer for repurchase by 10:00 a.m., New York City time, on the business day immediately preceding the applicable valuation date, your notice will not be effective and we will not accept your offer to repurchase your ETNs on the applicable repurchase date. Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

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Uncertain Principal Repayment—Your principal is not protected. If the level of the Index decreases, or does not increase by an amount sufficient to offset the Accrued Holding Rate, the Accrued Index Adjustment Factor (each as defined below) and the aggregate investor fee applicable to your ETNs, you will receive less, and possibly significantly less, than your original investment in the ETNs.

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No Interest Payments—You will not receive any periodic interest payments on the ETNs.

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A Trading Market for the ETNs May Not Develop—Although we have listed the ETNs on NYSE Arca, a trading market for your ETNs may not develop. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.

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Credit Risk of the Issuer—Any payments you are entitled to receive on your ETNs are subject to the ability of Credit Suisse to pay its obligations as they come due.

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Restrictions on Repurchases by Credit Suisse—You must offer at least $5,000,000 stated principal amount of ETNs (250,000 ETNs) to Credit Suisse for your offer for repurchase to be considered.

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Your Offer for Repurchase Is Irrevocable—You will not be able to rescind your offer for repurchase after it is received by Credit Suisse, so you will be exposed to market risk in the event market conditions change after Credit Suisse receives your offer.

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Uncertain Tax Treatment—No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the tax consequences of the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax consequences described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments.

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Call Feature—Your ETNs may be repurchased on or after February 19, 2012 if the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less.

Is this the Right Investment for You?

The ETNs may be a suitable investment for you if:

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You seek an investment with a return linked to the performance of the Index.

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You believe the level of the Index will increase by an amount sufficient to offset the Accrued Holding Rate, the Accrued Index Adjustment Factor and the aggregate investor fee and to provide you with a satisfactory return on your investment during the term of the ETNs.

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You are willing to accept the risk of fluctuations in the level of the Index.

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You do not seek current income from this investment.

The ETNs may not be a suitable investment for you if:

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You are not willing to be exposed to fluctuations in the level of the Index.

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You seek a guaranteed return of principal.

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You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the Accrued Daily Holding Rate, the Accrued Index Adjustment Factor and the aggregate investor fee during the term of the ETNs.

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You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

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You seek current income from your investment.

Does An Investment in the ETNs Entitle You to any Ownership Interests in the Market Factors Comprising the Index?

No. An investment in the ETNs does not entitle you to any ownership interest or rights in the Market Factors comprising the Index. You will not have any voting rights with respect to any stocks underlying the Market Factors, receive dividend payments or other distributions or have any other interest or rights in any stocks underlying the Market Factors which comprise the Index merely as a result of your ownership of the ETNs.

Will the ETNs be distributed by affiliates of the Issuer?

        Our affiliate, CSSU, a member of the Financial Industry Regulatory Authority ("FINRA") will participate in the initial distribution of the ETNs on the initial settlement date and will likely participate in any future distribution of the ETNs. CSSU is expected to change normal commissions for the purchase of any ETNs and may also receive all or a portion of the investor fee. Any offering in which CSSU participates will be conducted in compliance with the requirements of NASD

Rule 2720 of FINRA regarding a FINRA member firm's distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, CSSU may not make sales in offerings of the ETNs to any of its discretionary accounts without the prior written approval of the customer. Please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

What are the U.S. federal income tax consequences of investing in the ETNs?

        Please refer to "Certain United States Federal Income Tax Considerations" on page PS-65 for a discussion of certain U.S. federal income tax considerations for making an investment in the ETNs.

How has the Index performed historically?

        Hypothetical historical values of the Index are provided in the section "The Index—Hypothetical Historical and Actual Historical Data on the Index" in this pricing supplement. Past performance is based upon a certain set of data, estimates and assumption and is not necessarily indicative of how the Index would have performed under a different set of parameters or how the Index will perform in the future.

How Does the Calculation Agent Calculate the Payment on the ETNs?

Credit Suisse International will serve as calculation agent (the "Calculation Agent") for the ETNs. Set forth below is an explanation of the steps that Credit Suisse International, acting as the Calculation Agent, will take to calculate the payment on the ETNs at maturity or upon repurchase by Credit Suisse.

Step 1: Calculate the fee factor

The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.45%.

Step 2: Calculate the index factor

The index factor on any valuation date, other than the final valuation date, will equal the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will the closing level of the Index on the final valuation date divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon repurchase by Credit Suisse, as applicable, equal to the principal amount of your ETNs times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse. If the level of the Index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse.

Hypothetical Examples

The following examples show how the ETNs would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 450% at maturity, as well as two examples in which the Index has decreased by approximately 50% at maturity. These examples highlight the behavior of the indicative value in different circumstances. The figures in these examples have been rounded for convenience. Figures for year 10 are as of the final valuation date, and, given the indicated assumptions, a holder will receive a payment at maturity as indicated in column F, according to the indicated formula.

Example 1. Assumptions: This example assumes that the Index has increased by approximately 450%.

Annual Investor Fee	Days	Principal	Initial Index Level
0.45%	365	$20.00	991.65

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B/Initial Index Level	0.45%*(N/365)	1 – D	Principal*C*E

0	991.65	1.00	0.00%	100.00%	$20.00	0.00%	0.00%
1	1,120.56	1.13	0.45%	99.55%	$22.50	13.00%	12.49%
2	1,447.81	1.46	0.90%	99.10%	$28.89	20.74%	20.19%
3	2,082.47	2.10	1.35%	98.65%	$41.42	28.04%	27.46%
4	2,270.88	2.29	1.80%	98.20%	$44.94	22.99%	22.43%
5	2,657.62	2.68	2.25%	97.75%	$52.33	21.77%	21.21%
6	3,847.60	3.88	2.70%	97.30%	$75.54	25.36%	24.79%
7	4,700.42	4.74	3.15%	96.85%	$91.73	24.88%	24.31%
8	5,216.08	5.26	3.60%	96.40%	$101.34	23.05%	22.49%
9	5,265.66	5.31	4.05%	95.95%	$101.88	20.38%	19.83%
10	5,454.08	5.50	4.50%	95.50%	$105.05	18.59%	18.04%

Example 2. Assumptions: This example assumes that the Index has increased by approximately 450%, but at a different rate of increase than in Example 1.

Annual Investor Fee	Days	Principal	Initial Index Level
0.45%	365	$20.00	991.65

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B/Initial Index Level	0.45%*(N/365)	1 – D	Principal*C*E

0	991.65	1.00	0.00%	100.00%	$20.00	0.00%	0.00%
1	1,427.98	1.44	0.45%	99.55%	$28.67	44.00%	43.35%
2	1,358.56	1.37	0.90%	99.10%	$27.11	16.96%	16.43%
3	1,884.14	1.90	1.35%	98.65%	$37.52	23.89%	23.33%
4	1,447.81	1.46	1.80%	98.20%	$28.76	10.00%	9.50%
5	2,251.05	2.27	2.25%	97.75%	$44.37	17.81%	17.28%
6	2,270.88	2.29	2.70%	97.30%	$44.61	14.83%	14.30%
7	2,776.62	2.80	3.15%	96.85%	$54.17	15.82%	15.30%
8	2,251.05	2.27	3.60%	96.40%	$43.67	10.76%	10.25%
9	3,589.77	3.62	4.05%	95.95%	$69.55	15.38%	14.85%
10	5,454.08	5.50	4.50%	95.50%	$105.05	18.59%	18.04%

Example 3. Assumptions: This example assumes that the Index has decreased by approximately 50%.

Annual Investor Fee	Days	Principal	Initial Index Level
0.45%	365	$20.00	991.65

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B/Initial Index Level	0.45%*(N/365)	1 – D	Principal*C*E

0	991.65	1.00	0.00%	100.00%	$20.00	0.00%	0.00%
1	942.07	0.95	0.45%	99.55%	$18.91	-5.00%	-5.43%
2	852.82	0.86	0.90%	99.10%	$17.13	-7.02%	-7.44%
3	852.82	0.86	1.35%	98.65%	$16.89	-5.06%	-5.49%
4	753.65	0.76	1.80%	98.20%	$14.96	-6.58%	-7.00%
5	743.74	0.75	2.25%	97.75%	$14.59	-5.68%	-6.11%
6	713.99	0.72	2.70%	97.30%	$14.09	-5.24%	-5.67%
7	624.74	0.63	3.15%	96.85%	$12.20	-6.39%	-6.82%
8	614.82	0.62	3.60%	96.40%	$11.90	-5.85%	-6.28%
9	575.16	0.58	4.05%	95.95%	$11.14	-5.87%	-6.30%
10	495.83	0.50	4.50%	95.50%	$9.55	-6.70%	-7.13%

Example 4. Assumptions: This example assumes that the Index has decreased by approximately 50%, but at a different rate of decrease than in Example 3.

Annual Investor Fee	Days	Principal	Initial Index Level
0.45%	365	$20.00	991.65

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B/Initial Index Level	0.45%*(N/365)	1 – D	Principal*C*E

0	991.65	1.00	0.00%	100.00%	$20.00	0.00%	0.00%
1	1,120.56	1.13	0.45%	99.55%	$22.50	13.00%	12.49%
2	1,021.40	1.03	0.90%	99.10%	$20.38	1.41%	0.95%
3	1,051.15	1.06	1.35%	98.65%	$20.90	1.93%	1.47%
4	932.15	0.94	1.80%	98.20%	$18.51	-1.47%	-1.91%
5	912.32	0.92	2.25%	97.75%	$18.06	-1.57%	-2.02%
6	961.90	0.97	2.70%	97.30%	$18.88	-0.51%	-0.96%
7	763.57	0.77	3.15%	96.85%	$14.84	-3.73%	-4.17%
8	743.74	0.75	3.60%	96.40%	$14.48	-3.52%	-3.96%
9	654.49	0.66	4.05%	95.95%	$12.68	-4.50%	-4.94%
10	495.83	0.50	4.50%	95.50%	$9.55	-6.70%	-7.13%

 RISK FACTORS

        The ETNs are senior unsecured debt obligations of Credit Suisse AG ("Credit Suisse"). The ETNs are Senior Medium-Term Notes as described in the accompanying underlying supplement, prospectus supplement and prospectus and are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the constituents of the Index (each, an "Market Factor" and together the "Market Factors") or the Index itself. See "The Index," below, for more information.

        This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus before investing in the ETNs.

The ETNs Are Not Principal Protected and You May Lose All or a Significant Portion of Your Investment in the ETNs

        An investment in the ETNs is not principal protected and you may receive less, and possibly significantly less, at maturity or upon repurchase than the amount you originally invested. Our cash payment on your ETNs at maturity or upon repurchase will be based primarily on any increase or decrease in the level of the Index. You may lose all or a significant amount of your investment in the ETNs if the level of the Index decreases substantially. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

The ETNs are Subject to the Credit Risk of Credit Suisse

        Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on Credit Suisse's ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.

You May Receive Less Than the Principal Amount of Your ETNs Due to the Fees and Charges Associated with the ETNs and the Index

        Because the investor fee reduces the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse. If the level of the Index decreases or does not increase sufficiently to offset the impact of the investor fee, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse.

        In addition, the value of the Index used to calculate the payment at maturity or upon repurchase will be reduced by the following charges: (i) a daily accrual of the Holding Rate, reflecting the holding cost of the current Index constituents based on swap spreads on the Market Factors, and (ii) an accruing Index Adjustment Factor, established by the Index Committee, at 0.5% per annum. In calculating the closing level of the Index and therefore, the index factor, these fees and charges are built into such calculation and as a result, the closing level of the Index and index factor will be less than each would be if these charges where not included.

A Fee of up to $0.03 per ETN may be Charged upon a Repurchase at your Option

        CSSU may charge a fee of up to $0.03 per ETN upon any repurchase at your option. The imposition of this fee will mean that you will not receive the full amount of the daily repurchase value upon a repurchase at your option.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

        Increases in the level of the Index during the term of the ETNs but before the applicable valuation date (including the final valuation date) are not considered in the calculation of the payment due to you at maturity or upon repurchase of your ETNs. The Calculation Agent will determine the payment amount by comparing the initial index level only with the closing level of the Index on the applicable valuation date. No other closing level of the Index will be taken into account.

        If the closing level of the Index on the applicable valuation date (including the final valuation date) does not reflect an increase from the initial index level sufficient to offset the impact of the Accrued Holding Rate, the Accrued Index Adjustment Factor and the investor fee (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) between the inception date and the applicable valuation date (including the final valuation date), we will pay you less, and possibly significantly less, than the principal amount of your ETNs at maturity or upon repurchase by Credit Suisse. This will be true even if the level of the Index as of a particular date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of such fees and charges. In addition, the intraday indicative value of the ETNs published under the symbol CSLS.IV will be based on the intraday values of the Index rather than its closing level. Because an intraday indicative value of the ETNs may vary significantly from the value of the ETNs determined based on a closing level of the Index, the payment you receive at maturity or upon repurchase of the ETNs may vary significantly from the payment you would receive if such payment was determined based on the intraday indicative value of the ETNs.

There Are Restrictions on the Minimum Number of ETNs you May Offer to Credit Suisse for Repurchase

        Credit Suisse will repurchase your ETNs at your election only if you are offering at least $5,000,000 stated principal amount of ETNs (250,000 ETNs) for any single repurchase and you have followed the procedures for repurchase detailed herein. The minimum repurchase amount of $5,000,000 stated principal amount of ETNs (250,000 ETNs) and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Credit Suisse to repurchase your ETNs. If you own ETNs with an aggregate stated principal amount of less than $5,000,000, you will not be able to cause Credit Suisse to repurchase your ETNs. In addition, your offer to Credit Suisse to repurchase your ETNs on a repurchase date is only valid if Credit Suisse receives your offer for repurchase from your broker by no later than 10:00 a.m., New York City time, on the business day immediately preceding the valuation date prior to the applicable repurchase date. If Credit Suisse does not receive your offer for repurchase by 10:00 a.m., New York City time, on the business day immediately preceding the applicable valuation date, your offer will not be effective and we will not repurchase your ETNs on the applicable repurchase date. Also, unless the scheduled repurchase date is postponed due to a Market Disruption Event, the final day on which Credit Suisse will repurchase your ETNs will be February 11, 2020. As such, you must offer your ETNs for repurchase no later than February 5, 2020. A repurchase date is the third business day following the applicable valuation date. See "Specific Terms of the ETNs—Repurchase Procedures" for more information.

        The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

You will not know the Daily Repurchase Value you will Receive at the Time an Election is Made to Repurchase your ETNs.

        You will not know the daily repurchase value you will receive at the time you elect to request that we repurchase your ETNs or that we elect to repurchase your ETNs. You will not know the daily repurchase value until after the applicable valuation date, which shall be the valuation date immediately following the business day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC. We will pay you the daily repurchase value, if any, on the repurchase date, which is the third business day following the applicable valuation date. These dates may be postponed due to the occurrence of Market Disruption Events. See "Specific Terms of the ETNs—Payment Upon Repurchase." As a result, you will be exposed to market risk in the event the market fluctuates between the time either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC and the applicable valuation date.

Credit Suisse May Repurchase Your ETNs at its Option

        We have the right to repurchase your ETNs in whole and not in part on or after February 19, 2012, if the principal amount of the ETNs outstanding on or after such date is $10,000,000 (500,000 ETNs) or less. The amount you may receive upon a repurchase by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have Credit Suisse repurchase your ETNs at a time of your choosing. If Credit Suisse exercises its right to repurchase your ETNs, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of your ETNs to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date. Credit Suisse has no obligation to take your interests into account when deciding whether to call the ETNs.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

        The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the ETNs in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the ETNs. We expect that generally the level of the Index will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include:

•
the time remaining to the maturity of the ETNs;

•
supply and demand for the ETNs, including inventory positions with any market maker (the supply and demand for the ETNs may be affected by the amount of ETNs we decide to issue and we are under no obligation to issue any ETNs);

•
economic, financial, political, regulatory or judicial events that affect the level of the Index or the values of the Market Factors;

•
the exchange rate and the volatility of the exchange rate between the U.S. dollar and foreign currencies, to the extent that the stocks comprising any of the Market Factors are denominated in a currency other than the currency in which the Index is denominated;

•
the prevailing rate of interest; and

•
the actual or perceived creditworthiness of Credit Suisse.

        These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

The ETNs May Not Be a Suitable Investment for You

        The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the impact of the the Accrued Holding Rate, the Accrued Index Adjustment Factor and the investor fee during the term of the ETNs; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

You Will Not Have any Rights in the Securities Constituting the Market Factors, the Index or the Target Index

        As an owner of the ETNs, you will not have the rights that investors in the Market Factors or the securities comprising the Market Factors have. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the assets that comprise or underlie the Market Factors, the Index or the Target Index. Although certain of the Market Factors incorporate the value of the dividends paid on the stocks underlying such Market Factor, you will not be entitled to receive dividend payments or other distributions, if any, made on the securities that comprise the Market Factors.

Your Return will not Reflect the Return of Owning Instruments Whose Returns Track the Individual Market Factors

        While the Index includes the Market Factors, the Factor Weights of the individual Market Factors change from month to month, and may be zero, resulting in the returns of such Market Factor not affecting the Index, or negative, resulting in effective "short" positions with respect to Market Factors with a negative Factor Weight. As a result, the yield to the maturity date of the ETNs will not produce the same yield as that of other investments with the same term which are based solely on the performance of a fixed portfolio of the Market Factors. In addition, the fees and charges associated with the Index, as described above under "—You May Receive Less Than the Principal Amount of Your ETNs Due to the Fees Associated with the ETNs and the Index" will result in the return on an investment in the ETNs being less than the return on a similar investment in ETNs or other instruments tracking the Market Factors. The trading value of the ETNs and final return on the ETNs may also differ from the results of the Index for the reasons described under "—The ETNs are Subject to the Credit Risk of Credit Suisse."

        Furthermore, to the extent that a portion of the Index reflects a positive cash position, your return on an investment in the ETNs may be less than the return on a similar investment in ETNs or other instruments tracking the Market Factors (to the extent that the return on such ETNs or other instruments exceeds the Federal Funds rate).

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

        There is currently no secondary market for the ETNs. Although we intend to list the ETNs on NYSE Arca under the symbol "CSLS", a trading market for your ETNs may not develop. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs. In addition, no assurances can be given as to the approval of the ETNs for listing or, if listed, the continuation of the listing during the term of the ETNs. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

We or Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the ETNs.

        Because our affiliates, Credit Suisse International, is initially acting as the Calculation Agent for the ETNs, and Credit Suisse Alternative Capital, Inc., is the Index Sponsor, potential conflicts of interest may exist between these affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon repurchase of the ETNs or the composition or methodology of the Index.

        In addition, Credit Suisse and other affiliates of ours expect to engage in trading activities related to the Market Factors, futures or options on the Market Factors or the Index, or other derivative instruments with returns linked to the performance of Market Factors or the Index, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the Index or the Market Factors. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the ETNs. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the ETNs and the amount payable to you at maturity or upon repurchase, as applicable.

        We or our affiliates may currently or from time to time engage in business with companies whose stocks comprise the Market Factors, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the companies whose stocks comprise the Market Factors. Any such views or recommendations may be inconsistent with purchasing or holding the ETNs. Any prospective purchaser of ETNs should undertake such independent investigation of each company whose stock is included in a Market Factor as in its judgment is appropriate to make an informed decision with respect to an investment in the ETNs.

        With respect to any of the activities described above, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

        As stated on the cover of this pricing supplement, we sold a small portion of the ETNs on the inception date, and additional ETNs will be offered and sold from time to time through CSSU, an affiliate of ours. As of the date of this pricing supplement CSSU has not sold all of the ETNs it has purchased. Also, the number of ETNs outstanding could be reduced at any time due to repurchases of the ETNs by Credit Suisse as described in this pricing supplement. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to offer your ETNs for repurchase by Credit Suisse prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least $5,000,000 stated principal amount of ETNs (250,000 ETNs) to Credit Suisse at one time for repurchase on any repurchase date.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Will Postpone the Valuation Date (and the applicable Maturity Date or a Repurchase Date) and will Determine the Closing Level of the Index Applicable to such Valuation Date

        The determination of the closing level of the Index on a valuation date, including the final valuation date, may be postponed if the Calculation Agent reasonably determines that a Market Disruption Event has occurred or is continuing on such valuation date.

        If postponement of a valuation date occurs the Calculation Agent shall determine the closing level of the Index applicable to such valuation date by reference to the value of each Market Factor unaffected by the Market Disruption Event determined on the originally scheduled valuation date and the value of each Market Factor affected by the Market Disruption Event determined based upon the closing value of such affected Market Factor on the first day immediately succeeding such scheduled valuation date on which such Market Factor is no longer affected by a Market Disruption Event. The closing level of the Index as determined by the Calculation Agent may differ from any published closing level of the Index. In the event the valuation date is postponed, the date the value of the last Market Factor affected by the Market Disruption Event is determined by the Calculation Agent will be the valuation date. If the valuation date is postponed due to a Market Disruption Event, the repurchase date (or for the final valuation date, the maturity date) will also be postponed by an equal number of business days. Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. See "Specific Terms of the ETNs—Payment Upon Repurchase" and "Specific Terms of the ETNs—Payment at Maturity."

You Will Have No Rights Against a Factor Publisher or the Entities with Discretion Over the Index

        As an owner of the ETNs, you will have no rights against the Factor Publishers, the Index Committee, the Index Sponsor or the Index Calculation Agent (each as defined below under "The Index"), even though the amount you receive at maturity or upon repurchase of your ETNs by Credit Suisse will depend, in part, on the level of the Index, and such level is based on the levels of the Market Factors. By investing in the ETNs, you will not acquire any interest in any shares of any Market Factor or any of the stocks comprising a Market Factor and you will not receive any dividends or other distributions, if any, with respect to any Market Factor or any of the stocks comprising a Market Factor. Your ETNs will be paid in cash, and you will have no right to receive delivery of any of the Market Factors, any of the stocks comprising a Market Factor or any options of futures contracts on any of the forgoing. The Factor Publishers and the issuers of the stocks comprising the Market Factors are not in any way involved in this offering and have no obligations relating to the ETNs or to the holders of the ETNs.

The ETNs do not Pay Interest

        We will not pay interest on the ETNs. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the payment at maturity is based on the appreciation or depreciation of the Index. Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative. Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The United States Federal Income Tax Consequences of the ETNs are Uncertain

        No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the tax consequences of the ETNs. There is no direct authority dealing with securities such as the ETNs,

and there can be no assurance that the IRS will accept, or that a court will uphold, the tax consequences described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments.

Our Hedging Activity May Affect the Value of the Stocks Comprising the Market Factors Included in the Index and Therefore the Market Value of the ETNs

        We expect to hedge our obligations under the ETNs through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the Market Factors, the stocks comprising Market Factors or in other instruments, such as options, swaps or futures, based upon the Index or the Market Factors. This hedging activity could affect the value of the stocks comprising Market Factors included in the Index and therefore the market value of the ETNs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ETNs declines.

        We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the ETNs.

        With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Index has Limited History and May Perform in Unexpected Ways

        The Index began publishing on October 16, 2009 and therefore, has a limited history. We have calculated hypothetical historical performance data to illustrate how the Index may have performed had it been created in the past, but those calculations are subject to many limitations. Unlike actual historical performance, such calculations do not reflect actual trading, liquidity constraints, fees and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data assumptions, and estimates might result in materially different hypothetical performance.

The ETNs May be Subject to Foreign Currency Risk if the Index Includes a Market Factor Comprised of Foreign Equity Securities

        If the Index contains an equity Market Factor comprised of stocks denominated in a currency other than U.S. dollars, the ETNs, which are denominated in U.S. dollars, are subject to foreign currency risk because the return on the ETNs is linked to the performance of the Index, the value of which is dependant on the stocks comprising the Market Factor, which are denominated in a currency other than U.S. dollars. Foreign currency risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the stocks comprising Market Factors, the level of the Index and the value of the ETNs.

An Investment in the ETNs may be Subject to Risks Associated with non-U.S. Securities Markets

        The components comprising Market Factors included in the Index may have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility and governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the "SEC"), and generally non-U.S. companies are subject to accounting, corporate governance, disclosure, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

        The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country's government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

        The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible. The risks of the economies of emerging market countries are relevant for securities linked to the Index which includes Market Factors composed of securities traded in one or more emerging market countries.

Adjustments to the Index Could Adversely Affect the ETNs

        NYSE Arca, Inc., the Index Calculation Agent, is responsible for calculating and maintaining the Index. In certain circumstances, the Index Calculation Agent, at the direction of the Index Committee can add, delete or substitute the components comprising the Index or make other methodological changes that could change the value of the Index at any time. The Index Committee may discontinue or suspend calculation or dissemination of the Index.

        If one or more of these events occurs, the calculation of the amount payable at maturity or upon repurchase could be adjusted to reflect such event or events. Please refer to "The Index—Discontinuance of Market Factors or the Target Index; Substitution or addition of Market Factors" and "Specific Terms of the ETNs—Market Disruption Events." Consequently, any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market value of the ETNs.

In the Case of any Market Factor Included in the Index, the Policies of the Index Sponsor and Changes That Affect Such Index Could Adversely Affect the Amount Payable on Your ETNs and Their Market Value

        The policies of the sponsor of any relevant Market Factor included in the Index concerning the calculation of such Market Factor and additions, deletions or substitutions of securities comprising such Market Factor could affect the level of the Index and, therefore, the amount payable on your ETNs on the maturity date and the market value of your ETNs before that date. The amount payable on your ETNs and their market value could also be affected if the Index Sponsor changes its policies, for example, by changing the manner in which it calculates the index level, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the ETNs. If events such as these occur or if the closing level of the Index is not available on the relevant valuation date because of a Market Disruption Event or for any other reason, the Calculation Agent may determine the level of the Index on the relevant valuation date and thus the redemption amount payable on the maturity date in a manner it considers appropriate in its sole discretion.

We are Affiliated with the Index Sponsor

        The methodology and rules for the Index were developed by the Index Sponsor, Credit Suisse Alternative Capital, Inc., an affiliate of Credit Suisse. The Index is rebalanced periodically by the Index Sponsor. The Index Sponsor maintains some discretion on how the calculations comprising the Index methodology are made, which may affect the level of the Index. The Index Sponsor has the ability to take certain actions with respect to the calculation of the Index, including actions that could affect the level of the Index or your ETNs. Because determinations made by the Index Sponsor may affect the redemption amount, potential conflicts of interest may exist between Credit Suisse and its affiliates and you. Neither the Index Sponsor nor we will have any obligation to consider your interests as a holder of the ETNs in taking any actions that might affect the level of the Index and therefore the value of your ETNs.

As of the Date of this Pricing Supplement, we are Currently One of the Companies That Make up the MSCI® EAFE Index, Which is One of the Market Factors Included in the Index

        We are currently one of the companies that make up the MSCI EAFE® Index, which is one of the Market Factors included in the Index, but we are not affiliated with any of the other companies whose stock is included in the MSCI EAFE® Index. In the case of ETNs having the MSCI EAFE® Index as a Market Factor, we will have no ability to control the actions of the other companies that constitute such Index, including actions that could affect the value of the stocks underlying the MSCI EAFE® Index. None of the money you pay us will go to the sponsor of the MSCI EAFE® Index or any of the other companies included in the MSCI EAFE® Index and none of those companies will be involved in the offering of the ETNs in any way. Neither those companies nor the sponsor of the MSCI EAFE® Index will have any obligation to consider your interests as a holder of the ETNs in taking any corporate actions that might affect the value of the ETNs.

The Performance of the Index is not Determined by the Performance of the Target Index and may Have no Correlation to the Performance of the Target Index

        The performance of the Target Index does not determine the performance of the Index. Changes in the Index will depend on (i) the weighted price performance of a number of broadly available market measures chosen from among the 18 Market Factors, the Factor Weights of which may be positive, negative or zero and are determined monthly in accordance with an algorithm that seeks to approximate the returns of the Target Index based on a series of iterative regressions, (ii) the accrual of dividend income (which may be negative if the associated Factor Weight is negative) with respect to the constituent stocks of each non-zero Market Factor other than the MSCI Indices, and (iii) the return on a cash position based on the Federal Funds rate, each as described under the caption "The Index—Index Level Calculation." In addition, the level of the Index will be reduced by the following fees and charges: (i) a daily accrual of the Holding Rate, reflecting the holding cost of the current Index constituents based on swap spreads on the Market Factors, and (ii) an accruing Index Adjustment Factor, established by the Index Committee, at 0.5% per annum. See "—You May Receive Less Than the Principal Amount of Your ETNs Due to the Fees Associated with the ETNs and the Index." The only relationship of the performance of the Index to that of the Target Index is through the monthly adjustments to the Factor Weights pursuant to the iterative regression process described under "The Index—Index Rebalancing Process—Iterative Regression Process."

        There may be little or no correlation between the performance of the Index and the Target Index. If the performance of the Target Index exceeds returns produced by the Market Factors pursuant to the Index Methodology and the returns on the Cash Level, the performance of the Index will generally lag that of the Target Index.

        As a result of the foregoing, your return, if any, on an investment in the ETNs may be substantially less than the actual performance of the Target Index over the same period.

The Index will not be Adjusted for Changes in Hedge Fund Strategies

        The Factor Weights assigned to the Market Factors will be based on historical relationships between the performance of the Market Factors and the performance of the Target Index that are deemed to be statistically significant based on the Index Methodology and will only be rebalanced once a month. However, the extent to which the performance of the Index will correlate to the performance of the Target Index on an ongoing basis will depend on the extent to which the performance of the Index tracks the future performance of the Target Index using only the Index Methodology's prescribed Factor Weights with respect to each Market Factor. Changes in hedge fund strategies or the composition of the funds in the Target Index, the rapid emergence of new industry categories or geographic regions that significantly influence hedge fund performance and are not sufficiently accounted for by the Market Factors, or other factors may result in poor correlation between the performance of the Index and that of the Target Index. As a result, the performance of the ETNs may not correlate to the performance of the Target Index, and your return on an investment in the ETNs may be substantially less than an investment that seeks to track the Target Index or another broad-based measure of hedge fund returns in the long/short equity hedge fund universe.

        If the Index effectively tracks the performance of the Target Index, it will do so even, and possibly to a greater extent, during periods when the Target Index underperforms other market measures or reflects overall declines in the level of the Target Index. The Factor Weights will be readjusted monthly based on the iterative regressions process and will not otherwise be adjusted to increase the overall performance of the Index. As a result, any correlation that exists between the Index and the Target Index when the Target Index performance is negative or otherwise unsatisfactory will not be adjusted at such times to limit such correlation, and the performance of the ETNs during such times may be negative.

Leveraged Exposure and Exposures to Short Positions in the Market Factors may Adversely Affect Your Return on the ETNs

        If the sum of the products of the Factor Shares (defined in "The Index" below) and the related Factor Level (defined in "The Index" below) for each Market Factor included in the Index as of the Rebalancing Date exceeds the level of the Index as of the Rebalancing Date, then the exposure of the ETNs to the Market Factors will be hypothetically leveraged. Such hypothetical leverage will magnify exposure to decreases as well as increases in the levels of the relevant Market Factors, which would in turn magnify losses in the Index value resulting from adverse changes in relevant Market Factors. In addition, Market Factors can be negatively weighted (effectively reflecting a "short" position). In such cases, positive performance of Market Factors that reflect a short position will have a negative impact on the level of the Index.

The Index Committee may Substitute One or more Market Factors with other Indices or Other Market Measures Under Certain Circumstances

        As further explained in "The Index—Discontinuance of Market Factors or the Target Index; Substitution or Addition of Market Factors," the Index Committee may substitute one or more Market Factors with other indices or other market measures in the event that a Factor Publisher disallows the use of a Market Factor by the Index or if the Index Committee concludes that the cost of maintaining the right to use a Market Factor and its related data is no longer commercially reasonable. Furthermore, at the end of each calendar year and subject to certain limitations, the Index Committee may introduce new Market Factors to reflect the emergence of new industry categories or fundamental shifts in the market importance of one or more geographic areas, and may make related changes to the Index Methodology as a result thereof. Such new market measures and any related modifications to the Index Methodology may in fact result in less correlation with the performance of the Target Index or worse performance when compared to the methodology employed prior to such addition or substitution, as applicable. In addition, such new market measures may have risks associated with them that may not be present in the market measures they replace.

The Index Committee may Substitute a Successor Benchmark if the Target Index Ceases Publication and, if it Fails to do so, your Investment in the ETNs will Reflect the Returns of a Fixed Hypothetical Investment in Certain Market Factors and Cash, Over which Neither you nor Anyone else may Exercise any Control

        As further explained in "The Underlying—Discontinuance of Market Factors or the Target Index; Substitution or Addition of Market Factors," the Index Committee may select a successor benchmark in the event of a discontinuation of the publication of the Target Index. Although such successor benchmark must, in the view of the Index Committee, be representative of the long/short equity hedge fund universe, the performance of the Index may exhibit lower correlations with such successor benchmark when compared with its correlations to the performance of the Target Index which the Index Methodology was designed to approximate. In addition, the same factors that might lead the publisher of the Target Index to discontinue its publication may also affect publishers of similar hedge fund benchmarks, and discontinuation of the Target Index may be more likely to occur at a time when the most comparable benchmark indices are being similarly discontinued. Furthermore, any successor benchmark may have risks associated with it that may not be present in the Target Index.

        If the Index Committee does not select a successor benchmark in the event of a discontinuation of the publication of the Target Index, the Factor Weights and the Cash Level will be fixed at the levels determined as of the immediately preceding Rebalancing Date. In such circumstances, your investment in the ETNs will no longer be correlated to the Target Index or any other index that seeks to reflect hedge fund returns in the long/short equity hedge fund universe. Instead, your investment will reflect the hypothetical returns on a fixed hypothetical investment in the Market Factors and cash comprising the Index on the date the Factor Weights and Cash Level became fixed, and none of you, the Index Committee nor any other party will be able to exercise any discretion with respect to such hypothetical investments for the remaining term of the ETNs.

The Target Index Tracks Assets Which Involve Additional Risks that are not Fully Transparent

        The Target Index and the constituent hedge funds comprising the Target Index pose additional risks to investors in the ETNs. While investors in the ETNs will have no interests in the Target Index or its constituent hedge funds, investors in the ETNs may be exposed to certain risks that cannot be fully accounted for based on an examination of the Index or the Market Factors, as the Factor Weights of the Market Factors are subject to monthly adjustments based on changes in the Target Index.

        Hedge funds generally do not make public information available about their operations and holdings. Although public information is available regarding the Market Factors, such information may be of limited use to an investor in the ETNs since the Factor Weights are subject to change, and may reflect either a hypothetical long or short position (or no position) with respect to a given Market Factor, during the term of the ETNs.

        Although the Target Index is produced by Credit Suisse Tremont Index LLC, an affiliate of ours, and we believe it to be a useful broad-based measure of hedge fund returns in the long/short equity hedge fund universe, we cannot assure you as to the quality of the information available to Credit Suisse Tremont Index LLC or the ability of the Target Index to track the long/short equity hedge fund universe. For example, Credit Suisse Tremont Index LLC may not continue to have the same access to hedge fund performance information that it currently does, or the quality of the information it receives may deteriorate. Credit Suisse Tremont Index LLC may also change the methodology it uses to calculate the Target Index. Since hedge funds are generally not subject to the same levels of regulatory oversight and disclosure obligations associated with registered investment funds, the accuracy of the information used to compile the level of the Target Index may not be subject to the levels of scrutiny associated with more conventional market measures.

        The Target Index does not intentionally weigh highly performing component hedge funds more heavily than poorly performing hedge funds, although the Target Index, like many hedge fund benchmark indices, may be subject to certain forms of survivorship, selection, liquidation, "backfill" and other biases.

The Level of the Index may be Affected by Changing Regulatory Treatment of, and Pending Litigation that may Affect, Hedge Funds

        Hedge funds are not subject to the same regulatory regime or regulated to the same extent as registered investment funds or other public investment vehicles. There are currently legislative proposals that would require, among other proposals, registration of hedge funds under the Investment Adviser's Act of 1940 as well as increased disclosure regarding the operation of hedge funds. Changes to the current regulatory environment could affect the investment, operations and structure of the hedge funds included in the Target Index and could adversely affect the performance of the Target Index, which, in turn, could adversely affect the Index and your return on the ETNs, although there is no direct linkage between the Target Index and the Index.

Investment in Equity Markets, and in Instruments the Values of Which are Linked to Equity Markets, Involves a Number of Risks

        The Target Index seeks to measure hedge fund returns in the long/short equity hedge fund universe. The equity markets are speculative and highly issuer-specific. Numerous inter-related and difficult-to-quantify economic factors, as well as market sentiment, subjective and extraneous political, climate-related and terrorist factors, influence the prices of equities. There can be no assurance that the managers of hedge funds underlying the Target Index will be able to predict future price levels correctly. Mismanagement or misconduct by corporate officers can cause the complete loss of an equity investment, and the equity markets may be particularly susceptible to subjective investment factors and market sentiment.

        Concentration on equity investments will cause the Target Index to reflect less diversification and be more subject to the risk of major losses than benchmark indices tracking more diversified hedge fund strategies not limited to long or short equity positions.

        The strategies of managers of hedge funds underlying the Target Index may be based on attempting to predict the future price level of different equity or equity-related instruments. Numerous inter-related and difficult-to-quantify economic factors, as well as market sentiment, political, climate-related and other factors, may influence the cost of equities more so than other financial instruments.

 THE INDEX

        The Credit Suisse Long/Short Liquid Index (Net) (the "Index") was created by Credit Suisse Alternative Capital, Inc., as Index sponsor (the "Index Sponsor"). The level of the Index reflects the return of a dynamic basket of various market measures (the "Market Factors"), each described below. The Index is not a managed hedge fund and does not track the performance of any hedge fund or group of hedge funds. Instead, the Index is designed to correlate to the historical performance of the Credit Suisse Tremont Long/Short Equity Hedge Fund Index (the "Target Index") by tracking the performance of non-hedge fund, transparent market measures such as the Market Factors. The Market Factors will be selected and weighted in accordance with an algorithm that seeks to approximate the returns of the Target Index. The calculation of the Index takes into consideration holding costs associated with the Market Factors and costs associated with calculating the Index.

        The Index was established on October 16, 2009 with an initial value of 1,000. The Market Factors selected for inclusion in calculating the Index, as well as their respective weightings, are determined on each Rebalancing Date (as defined below) pursuant to an algorithm, which involves a process of iterative regressions, as more fully described below under "—Index Rebalancing Process—Iterative Regression Process." Through this algorithm, the Market Factors are selected and weights for Market Factors ("Factor Weights") are established so as to result in the highest correlation between changes in the Index and the Target Index for specified periods and subject to certain conditions as described below. However, any return on the ETNs will be determined by changes in the level of the Index (which is determined by the levels of the Market Factors), and not the Target Index. The return on the securities will not be based on changes in the Target Index, except to the extent a correlation exists between the Index and the Target Index. For more information on the Target Index, see "—The Credit Suisse Tremont Long/Short Equity Hedge Fund Index" below.

        NYSE Arca, Inc. or another party designated by the Index Committee (as defined below), will act as the Index Calculation Agent (the "Index Calculation Agent") and will be responsible for the calculation of the level of the Index, using the data and methodologies described herein and as determined by the Index Committee. The Index Calculation Agent will consult with the Index Committee in interpreting the rules and methodology of the Index (the "Index Methodology"). The Index Committee will be the final authority on the Index and the interpretation of the Index Methodology. The Index Calculation Agent will publish the Index Level (as defined below) with respect to any Index Business Day on Bloomberg under the ticker symbol "CSLABLN" (or on any successor page at the sole and absolute discretion of the Index Committee) approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each business day, and publishes the closing level of the Index for each business day at approximately 6:30 p.m. (New York City time) on each such day. The Factor Weights for each Market Factor, as well as the daily Index closing levels of, and correlations between, the Index and the Target Index, will be available at http://www.credit-suisse.com/alternativebeta. We are not incorporating by reference herein the website or any material included in the website. An "Index Business Day" is any day that the financial markets are generally open for trading in New York City.

The following is a list of the Market Factors eligible for inclusion in the Index, as well as their respective Factor Weights (as defined below) as of February 16, 2010:

Market Factor (as proxy for)	Market Factor Type	Bloomberg Ticker	Factor Weight
S&P 500® Index (U.S. Broad Large Cap)	Base	SPX Index	0.00%
Russell 2000® Index (U.S. Small Cap)	Base	RTY Index	0.00%
MSCI EAFE® Daily Total Return Index (Net) (International Large Cap)[1]	Base	NDDUEAFE Index	16.30%
NASDAQ 100® Index (U.S. Concentrated Large Cap)	Base	NDX Index	0.00%
MSCI Emerging Markets Daily Total Return Index (Net) (Emerging Markets)[2]	Base	NDUEEGF Index	18.89%
Russell 2000® Value Index (Value)	Style	RUJ Index	0.00%
Russell 2000® Growth Index (Growth)	Style	RUO Index	0.00%
Credit Suisse High Price Momentum Index (High Price Momentum)	Style	CSLABMH Index	3.51%
Credit Suisse Low Price Momentum Index (Low Price Momentum)	Style	CSLABML Index	-3.51%
AMEX Consumer Discretionary Select Sector Index (Consumer Discretionary)	Industry	IXY Index	0.00%
AMEX Technology Select Sector Index (Technology)	Industry	IXT Index	0.00%
AMEX Consumer Staples Select Sector Index (Consumer Staples)	Industry	IXR Index	0.00%
AMEX Energy Select Sector Index (Energy)	Industry	IXE Index	0.00%
AMEX Financial Select Sector Index (Financials)	Industry	IXM Index	0.00%
AMEX Health Care Select Sector Index (Health Care)	Industry	IXV Index	0.00%
AMEX Industrial Select Sector Index (Industrial)	Industry	IXI Index	13.25%
AMEX Materials Select Sector Index (Materials)	Industry	IXB Index	0.00%
AMEX Utilities Select Sector Index (Utilities)	Industry	IXU Index	0.00%

Index Level Calculation

        The Index essentially tracks the following:

  (i)
  Market Factors selected pursuant to the algorithmic methodology of the Index, each with its own prescribed weighting;

  (ii)
  Hypothetical borrowings to the extent the Index's exposure to Market Factors is leveraged and related negative accruals; and

  (iii)
  Certain charges and fees.

1 In the case of a negative weight for this Market Factor, the Factor Level of the MSCI EAFE® Daily Total Return Index (Net) (International Large Cap) (Bloomberg ticker: GDDUEAFE Index) will be substituted for the gross index version of the Market Factor.

2 In the case of a negative weight for this Market Factor, the Factor Level of the MSCI Emerging Markets Daily Total Return Index (Net) (Emerging Markets) (Bloomberg ticker: GDUEEGF Index) will be substituted for the gross index version of the Market Factor.

Detailed Description

        The level of the Index at the close of any Index Business Day (the "Index Level") is the sum of (i) each of the product of (A) the Factor Share (as defined below) as of the most recent Rebalancing Date with respect to each Market Factor included in the Index and (B) the Factor Level (as defined below) as of the applicable Index Business Day with respect to such Market Factor, plus (ii) the Cash Level (as defined below) as of the applicable Index Business Day, plus (iii) the sum of each of the product of (A) the Factor Share as of the most recent Rebalancing Date with respect to each Market Factor and (B) the Factor Dividend (as defined below) as of the applicable Index Business Day with respect to such Market Factor, minus (iv) the Accrued Holding Rate (as defined below) from the previous Rebalancing Date to the applicable Index Business Day, minus (v) the Accrued Index Adjustment Factor from the previous Rebalancing Date to the applicable Index Business Day. Expressed as a formula, the Index Level equals:

Vt = S(FSmr × FLmt) + CLt + S(FSmr × FDmr,t-r) - AHRTHR,t-r - AIAFIAF,t-r

        For any given Market Factor on any Rebalancing Date "r", the term "Factor Shares" means the product of (i) the Index Level on the business day on which the Target Index level is published each month (or, if no Index Level is available for that day, the most recently available Index Level) ("Posting Date") and (ii) the quotient of the Factor Weight as established on the Posting Date divided by the Factor Level on the Posting Date. Expressed as a formula, the Factor Shares equal:

FSmr = Vp × FWmp/FLmp

where,

Vp = the Index Level on the Posting Date (such date, "p");

FWmp = the Factor Weight of each Market Factor "m", as determined below under the caption "Iterative Regression Process", on p (the Posting Date); and

the "Factor Level", or "FLmp", equals the level of the relevant Market Factor "m" published by the relevant Factor Publisher (as defined below) on p (the Posting Date). In the case of a negative weight for International Large Cap or Emerging Markets, the Factor Level of the net Index version of the relevant Market Factor acting as a proxy for either International Large Cap or Emerging Markets will be substituted for the gross Index version of such Market Factor.

        The "Cash Level" on any Rebalancing Date, or "CLr", equals (i) the Index Level on the Rebalancing Date minus (ii) the sum of the products of (A) the Factor Shares as of the Rebalancing Date with respect to each Market Factor included in the Index and (B) the Factor Level as of the Rebalancing Date with respect to each Market Factor included in the Index. The Cash Level may be negative. Expressed as a formula, the Cash Level on such days equals:

CLr = Vr - S(FSmr × FLmr)

where,

Vr = the Index Level on the Rebalancing Date, "r"; and

FLmr = the Factor Level of each Factor "m" on "r" (the Rebalancing Date).

        The "Cash Level" on any Index Business Day "t" that is not a Rebalancing Date, or "CLt", equals the sum of (i) the Cash Level on the previous Rebalancing Date and (ii) the product of (A) the Cash Level minus the Short Proceeds, each as of the immediately preceding Rebalancing

Date, multiplied by (B) the Cash Rate, expressed as a decimal, multiplied by the number of calendar days elapsed since the previous Rebalancing Date divided by 360. The Cash Level may be negative. Expressed as a formula, the Cash Level on such days equals:

CLt = CLr + ((CLr - SPr)CRr × dt-r/360)

where,

SPr = the "Short Proceeds" on Rebalancing Date "r", such that SPr = -Smin(FSmr , 0) × FLmr dt-r = the number of calendar days elapsed from the last Rebalancing Date "r" to the current Index Business Day "t"; and

CRr = the annual Cash Rate, which equals the then applicable Federal Funds effective rate (the rate for U.S. dollar federal funds on the Rebalancing Date as published in H.15(519) opposite the heading "Federal funds (effective)", as that rate is displayed on the Reuters screen FEDFUNDS1 page under the heading "EFFECT"). This rate, for purposes of calculating the Index, resets at each Rebalancing Date.

        On any Index Business Day "t", the "Factor Dividend", or "FDmr,t-r", is equal to the accrual of dividend income with respect to the constituent stocks of each Market Factor "m" other than the MSCI Indices (which, because they are total return indices, already reflect dividend income at the Index level) that has a non-zero Factor Weight from the Rebalancing Date "r" to the current Index Business Date "t".

        On any Index Business Day "t", the "Accrued Holding Rate", or "AHRTHR,t-r", equals the product of (i) the Index Level as of the previous Rebalancing Date and (ii) the Holding Rate as of the previous Rebalancing Date, expressed as a decimal, multiplied by the number of calendar days elapsed since the previous Rebalancing Date, divided by 360. Expressed as a formula, the Accrued Holding Rate equals:

AHRTHR,t-r = Vr × (HRrquarterly × dt-r/360)

where,

HRrquarterly = the "Holding Rate", which is the rate set quarterly on the Rebalancing Date immediately following each calendar quarter (ie, "rquarterly") by the Index Committee based on then prevailing swap spreads on the Market Factors, and which may be negative. The Holding Rate shall remain fixed until the Rebalancing Date immediately following the subsequent calendar quarter except upon an event which, in the sole discretion of the Index Committee, shall be deemed to have a significant impact on the holding cost of the current Index constituents, in which event the Holding Rate shall be reset to a rate deemed reasonable based on then prevailing market conditions by the Index Committee. The Holding Rate is currently 0.40%.

        On any Index Business Day "t", the "Accrued Index Adjustment Factor", or "AIAFIAF,t-r", equals the accrued Index Adjustment Factor from the previous Rebalancing Date "r" to the current Index Business Day "t" (based on an actual/365 day count convention), calculated daily with respect to the previous Index Business Day's Index Level. Expressed as a formula, the Accrued Index Adjustment Factor equals:

where,

di = the number of days elapsed from the previous Index Business Day "t-1" to the current Index Business Day "t";

rs = the Index Business Day after the Rebalancing Date "r"; and

dt-r = the number of calendar days elapsed from the last Rebalancing Date "r" to the current Index Business Day "t".

The "Index Adjustment Factor" or "IAFr" is a fee, established by the Index Committee, at 0.5% per annum.

        If on any Index Business Day the Index Level as calculated herein is equal to or less than zero, the Index Level will be reported as zero; provided, however, that the Index Sponsor and Index Committee will continue to calculate and rebalance the Index Level without adjustment, and the Index Level will be reported as the calculated level on any Index Business Day that the Index Level as calculated exceeds zero.

Index Rebalancing Process

        The Index is rebalanced monthly on the Index Business Day immediately following the official publication date of the Target Index (each such date, a "Rebalancing Date"), unless (i) there is a Market Disruption Event affecting all Market Factors on such Index Business Day, in which case the Rebalancing Date shall be the immediately following Index Business Day on which there is no Market Disruption Event or (ii) there is a Market Disruption Event affecting only some of the Market Factors whose Factor Weights were to change as of such Rebalancing Date, in which case the Index Committee shall effect the rebalancing of the Index in a staggered fashion by implementing new Factor Weights in the Index only with respect to those Market Factors that have not been affected by such Market Disruption Event, while deferring the implementation of the new Factor Weight for each affected Market Factor until the next Index Business Day on which such Market Factor is no longer affected by a Market Disruption Event. In the case of a staggered rebalancing as described in (ii) above, the Index Committee shall implement such other changes to the Index methodology until the all new Factor Weights have been implemented in the Index and the Index has been completely rebalanced as the Index Committee deems necessary in order to take into account such staggered rebalancing, including without limitation temporary offsetting increases or decreases to the Cash Level and the use of more than one Rebalancing Date (depending on whether and when new Factor Weights are implemented in the Index). On the Index Business Day immediately following the implementation of all of the new Factor Weights and the completion of the rebalancing, the regular Index methodology shall be restored, and from such Index Business Day until the Index methodology provides otherwise, the previous Rebalancing Date, for the purposes of the various formulas in the Index methodology, shall be the Index Business Day on which such staggered rebalancing was completed. The official publication date of the Target Index generally occurs on or about the 15th day of each month.

        The Market Factors included in the Index are determined by, and weighted according to, a combination of "Base Factors," "Style Factors" and "Industry Factors," and their respective Factor Weights (which may be zero), each as determined at the close of business on the Rebalancing Date, that seeks to replicate the return (net of fees) of the Target Index. The Index Sponsor successively applies a number of regressions which seek to capture increasingly granular influences on the performance of the Target Index. At each stage, the algorithm is subject to a Bayesian Information Criterion (described below) that insures that only statistically significant Market Factors are included.

        First, the Base Factor Weights (as defined below) are determined by regressing the performance of the Base Factors, which are intended to reflect broad market exposures, against the performance of the Target Index over a 12-month period. Then, Target Factor Weights (as defined below) are determined by regressing the performance of the Style Factors over a 12-month period, which are intended to approximate the returns from common dynamic trading strategies, against the portion of the Target Index returns that are not explained by the previous regression. Then, the Base Factors' returns over a shorter six-month period are regressed against the portion of the Target Index returns that are not explained by the two previous regressions, which may cause the Base Factor Weights to be adjusted to reflect shorter term trends in the Base Factors that may affect the Target Index. Finally, the Industry Sector Weights (as defined below) are determined by similarly regressing the returns of a number of Industry Sector Factors (as defined below), which reflect the performance of various industry sectors, over a six-month period, which may be included to reflect the impact of at most one industry sector over the preceding six months. The Factor Weight with respect to a Market Factor is the coefficient resulting from such regressions on the Rebalancing Date. A positive Factor Weight indicates a long position in the applicable Market Factor while a negative Factor Weight indicates a short position in the associated Market Factor. A Factor Weight of zero indicates that such Market Factor is not included in the Index.

Iterative Regression Process

  Base Model

The Index Sponsor begins the iterative regression process by identifying a combination of Base Factors and their Factor Weights (the "Base Factor Weights") given the monthly Target Index returns for the 12 months immediately preceding the current Rebalancing Date subject to a Bayesian Information Criterion analysis. The purpose of this stage is to identify those Base Factors and Base Factor Weights that best capture general market movements contributing to the performance of the Target Index. First, each combination of any zero to five Base Factors is regressed against the monthly Target Index returns for the 12-months immediately preceding the current Rebalancing Date and is assigned a score under the Bayesian Information Criterion. The Bayesian Information Criterion assigns higher scores based on how well a particular combination of Base Factors and Base Factor Weights resulting from such regression explains the performance of the Target Index, subject to the limitation that only statistically significant Base Factors are included. The combination of Base Factors and the related Factor Weights with the highest score under the Bayesian Information Criterion is then added to the Index (subject to adjustments described below) (the "Base Model"). Finally, a time series of "Base Residuals" are calculated as the difference between the monthly Target Index returns for the 12 months immediately preceding the current Rebalancing Date and the returns explained by the Base Model.

  Style Model

The second step of the process identifies those common dynamic trading strategies from among the Style Factors that best explain the portion of the Target Index performance over the preceding twelve-months not otherwise explained by the Base Model, subject to the same Bayesian Information Criterion as described above. The combination of Style Factors and their Factor Weights with the highest score under the Bayesian Information Criterion is then added to the Index (the "Style Model"). Finally, a time series of "Style Residuals" are calculated as the difference between the Base Residuals and the portion of the Base Residuals explained by the Style Model.

  Short-Term Base Model

To account for short-term movements in the Base Market Factors, the monthly returns of the Base Market Factors over the 6-months immediately preceding the current Rebalancing Date are regressed against the Style Residuals over that same period. The same Bayesian Information Criterion described above is applied to identify at most one "Short Term Base Factor" from among the Base Factors and its associated "Short Term Base Weight." However, the Short Term Base Weight, if any, may not exceed a value of plus or minus 0.25. Furthermore, when added to the Index, the Base Factor Weight included in the Base Model must be proportionately decreased such that the sum of such Base Factor Weights and the Short Term Base Weight is equal to the sum of the Base Factor Weights included in the Base Model prior to adding the Short Term Base Weight. The "Short Term Residuals" are then calculated as the difference between the Style Residuals over the 6-months immediately preceding the current Rebalancing Date and the six-month monthly returns explained using the Short Term Base Factor and the Short Term Base Weight (the "Short Term Base Model").

  Short-Term Sector Model

To account for short-term movements in the performance of the Target Index not otherwise explained by the Base Model, the Style Model or the Short Term Base Model, the monthly returns of the Sector Factors over the 6-months immediately preceding the current Rebalancing Date are regressed against the Short Term Residuals over that same period. The same Bayesian Information Criterion described above is applied to identify at least one "Industry Sector Factor" and its associated "Industry Sector Weight." The Industry Sector Weight, if any, may not exceed a value of plus or minus 0.25.

Market Disruption Events

If on any Index Business Day there is a Market Disruption Event (as defined below) with respect to any of the Market Factors whose current Factor Weight is not equal to zero, "Disrupted Index Levels" will be calculated and published using the closing level for the affected Market Factor prior to the Market Disruption Event. The regular Index Level will resume publication on the next succeeding Index Business Day on which there is no Market Disruption Event affecting any of the Market Factors.

"Market Disruption Event" means (i) the occurrence or existence of the failure of the applicable Factor Publisher (as defined below) to publish a closing level for its applicable Market Factor as of the applicable Valuation Time (as defined below), (ii) the occurrence or existence of an Exchange Disruption (as defined below) which the Index Committee determines is material at any time during the one-hour period that ends at the relevant Valuation Time or for any period of more than two hours during the relevant day or (iii) any material Related Exchange (a) not being scheduled to open on the relevant day or (b) experiencing a material early closure.

"Exchange Disruption" means any event that disrupts or impairs (as determined by the Index Committee) the ability of market participants in general to effect transactions in, or obtain market values for, stocks or other securities or futures or options contracts relating to any Market Factor on any relevant Related Exchange.

"Related Exchange" means, in respect of a Market Factor, each exchange, quotation or market system on which stocks or other securities or options or futures contracts relating to a Market Factor are traded and where trading has a material effect (as determined by Index Committee) on the overall market for stocks or other securities or options or futures contracts relating to such Market Factor, and any successor to such exchange, quotation or market system or any substitute exchange, quotation or market system to which trading in stocks or other securities or futures or options contracts relating to such Market Factor has temporarily relocated; provided that the Index Committee has determined that there is comparable liquidity relative to the futures or options contracts relating to such Market Factor on such temporary substitute exchange, quotation or market system as on the original Related Exchange.

"Valuation Time" means, in respect of each Market Factor, (i) the scheduled time for the publication by the Factor Publisher of the closing level of such Market Factor or (ii) in the case of an Exchange Disruption, the close of trading on the relevant Related Exchange.

Discontinuance of Market Factors or the Target Index; Substitution or Addition of Market Factors

If a Factor Publisher discontinues publication of a Market Factor included in the Index and the Factor Publisher or another entity publishes a successor or substitute Index that the Index Committee determines, in its sole discretion, to be comparable to that Market Factor (a "successor factor"), then the Index Calculation Agent and the Index Committee will substitute the successor factor as calculated by the Factor Publisher or any other entity for that Market Factor.

In the event of a discontinuation of the publication of the Target Index, the Index Committee will select a successor benchmark index (a "Successor Target Index") that in the opinion of the Index Committee is representative of the long/short equity hedge fund universe. If no such Successor Target Index is selected by the Index Committee, the Factor Weights and the Cash Level will be fixed at the levels determined as of the immediately preceding Rebalancing Date and the level of the Index will continue to be calculated as set forth above under "—Index Level Calculation" provided, however that the Accrued Index Adjustment Factor will no longer be deducted from the level of the Index.

In the event that a Factor Publisher discontinues publication or disallows the use of a Market Factor by the Index and, with respect to any Index Business Day:

  •
  a successor factor has not been selected; or

  •
  the successor factor is not published on such Index Business Day,

the Index Committee will, in its sole discretion, compute a substitute level for such Market Factor on that Index Business Day. If a successor factor is selected or the Index Committee calculates a level as a substitute for a Market Factor, the successor factor or level will be used as a substitute for that Market Factor for all purposes, including for the purposes of calculating the relevant Index Level and determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication, or disallowing use, of a Market Factor may adversely affect trading in the ETNs.

A "Factor Publisher" means the entity responsible for publishing the respective Market Factor.

The Index Committee may substitute one or more Market Factors with other indices or other market measures and may make related changes to the Index methodology if a Factor Publisher disallows the use of a Market Factor by the Index, or if the Index Committee concludes that the cost of maintaining the right to use a Market Factor and its related data is no longer commercially reasonable.

At the end of each calendar year, the Index Committee will conduct a review of developments in global equity capital markets to determine whether (i) a new industry category has arisen in the global equity markets, as evidenced by the introduction by an unaffiliated index sponsor of a widely followed benchmark Index tracking such new industry category or (ii) a fundamental shift has occurred in the importance of one or more geographical regions of the world, based on relative market capitalization or liquidity. In either case, the Index Committee may introduce a new Market Factor to reflect such new industry category or fundamental shift in market importance, provided, however, that in any given year no more than three new Market Factors may be introduced. Any such new Market Factor shall be designated by its relevant Market Factor type—i.e., base or industry—and introduced into the Index Methodology beginning with the first Rebalancing Date of the immediately following calendar year. The Index Committee may also make related changes to the Index Methodology.

From the time of the substitution or addition of any new market measure into the Index, such market measure shall be considered a "Market Factor" for the purposes of the Index Methodology and may itself be subject to substitution in the future.

With respect to any new Market Factor that is introduced into the Index, if an appropriate US dollar-based version of such Market Factor is not available, the Index Methodology may be modified to adjust the nominal levels of a Market Factor to reflect US dollar-based levels.

Index Committee and Index Calculation Agent

The Index Calculation Agent shall consult with the Index Committee on the interpretation of Index Methodology. However, the Index Committee shall be the final authority on the Index and the interpretation of the Index Methodology. In addition, the Index Committee may modify the Index without the consent of any person for the purposes of curing any ambiguity or correcting or supplementing any provision contained herein that is defective or inconsistent with the other provisions or replacing any information provider or information source named herein or any previous replacement information provider or source. The Index Committee will have no obligation to inform any person (including holders of any securities) about such modification, change or replacement. The Index Committee will make reasonable efforts to assure that such modifications, changes and replacements will result in a methodology that is consistent with the methodology described above.

NYSE Arca, Inc. will act as the Index Calculation Agent for the Index. The Index Calculation Agent will employ the Index Methodology and its determinations in the application of such Index Methodology shall be final and binding on all parties, except in the case of manifest error.

Index Committee

The "Index Committee" is comprised of the Head of Credit Suisse Alternative Beta Research, the Head of Credit Suisse Alternative Beta Portfolio Management, the Head of Credit Suisse Quantitative Equity Group within Asset Management, the Head of Structuring for Credit Suisse Fund Linked Products, the Head of Alternative Research for Credit Suisse Private Bank and the Head of Quantitative Strategies in Equity Research or such other persons as may be elected following the procedures of the Index Committee. The Index Committee has responsibility for approving certain actions under the Index Methodology and will be consulted by the Index Calculation Agent on matters of interpretation with respect to the Index Methodology.

Hypothetical Historical and Actual Historical Data on the Index

The following table sets forth the hypothetical historical quarterly performance of the Index from January 1998 through October 16, 2009 and actual historical quarterly performance of the Index from October 17, 2009 through January 29, 2010. The available information for the first calendar quarter of 2010 includes data for the period from January 4, 2010 through January 29, 2010. Accordingly, the "High", "Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

The hypothetical historical monthly Index performance figures were calculated using the Index Methodology described above on historical levels of the Market Factors and of the Target Index. The hypothetical and actual historical data for the Index set forth in the table below do not account for the postponement of Rebalancing Dates as set forth under—Index Rebalancing Process" above. Instead, in calculating such data, no Rebalancing Dates were postponed, regardless of the occurrence of a Market Disruption Event occurring or in effect on any such date. For the purposes of hypothetical historical figures, the Holding Rate is included in historical simulations at the following rates: (a) from January 2002 to October 2009, the holding rate was set as the difference ("Spread") between the US Dollar 3 Month Overnight Index Swap rate as published on Bloomberg under the ticker USSOC Curncy ("OIS") and the British Bankers Association 3 month US Dollar London Interbank Offered Rate ("US 3M LIBOR"); the Spread was reset quarterly on the Rebalancing Date immediately succeeding the end of each calendar quarter using the respective OIS and US 3M LIBOR rates prevailing on the relevant Rebalancing Date; and (b) from January 1998 to January 2002, the rate used was the Spread calculated using the OIS rate and US 3M LIBOR set at the January 2002 Rebalancing Date. These rates were considered a reasonable proxy for the Holding Rate that may have applied historically.

CSLABLN Index	Low	High	Close		Low	High	Close
1998 First Quarter	343.40	382.53	382.53	2004 First Quarter	671.14	681.28	678.25
1998 Second Quarter	360.03	390.27	379.48	2004 Second Quarter	672.51	719.67	713.53
1998 Third Quarter	329.47	390.75	334.58	2004 Third Quarter	691.48	716.28	708.11
1998 Fourth Quarter	311.06	392.89	386.05	2004 Fourth Quarter	704.86	752.74	752.74
1999 First Quarter	382.92	418.47	415.31	2005 First Quarter	738.59	764.03	748.86
1999 Second Quarter	405.13	438.88	438.88	2005 Second Quarter	736.07	753.22	746.88
1999 Third Quarter	429.36	460.63	459.00	2005 Third Quarter	741.37	793.34	793.34
1999 Fourth Quarter	448.15	562.67	562.67	2005 Fourth Quarter	766.14	817.06	812.48
2000 First Quarter	528.92	664.67	623.56	2006 First Quarter	823.37	866.96	863.28
2000 Second Quarter	519.75	616.71	586.73	2006 Second Quarter	817.16	907.56	863.19
2000 Third Quarter	558.55	613.90	573.89	2006 Third Quarter	825.86	896.18	894.96
2000 Fourth Quarter	537.13	590.77	564.41	2006 Fourth Quarter	895.84	962.91	962.91
2001 First Quarter	555.14	593.87	574.52	2007 First Quarter	941.60	1010.74	1008.13
2001 Second Quarter	567.27	610.89	610.89	2007 Second Quarter	1010.27	1059.68	1050.81
2001 Third Quarter	561.86	606.68	578.72	2007 Third Quarter	1002.48	1095.12	1095.12
2001 Fourth Quarter	576.54	601.56	600.02	2007 Fourth Quarter	1053.92	1125.67	1079.10
2002 First Quarter	594.47	603.18	600.06	2008 First Quarter	958.72	1077.71	1021.50
2002 Second Quarter	585.76	600.51	590.11	2008 Second Quarter	1024.02	1072.35	1030.59
2002 Third Quarter	561.63	588.20	562.90	2008 Third Quarter	934.90	1027.35	946.09
2002 Fourth Quarter	555.63	594.80	589.58	2008 Fourth Quarter	809.84	941.80	881.58
2003 First Quarter	581.35	593.79	586.59	2009 First Quarter	868.84	916.74	909.91
2003 Second Quarter	587.31	612.41	612.41	2009 Second Quarter	906.95	959.14	945.85
2003 Third Quarter	611.42	637.95	633.04	2009 Third Quarter	929.99	991.63	991.46
2003 Fourth Quarter	636.72	669.81	669.81	2009 Fourth Quarter	979.45	1001.25	997.24
				2010 First Quarter	971.58	1012.81	991.65

        The following graph sets forth the hypothetical and actual historical monthly performance of the Index presented in the preceding table.

CS L/S Equity Liquid Index (Net)

The foregoing information is not necessarily indicative of the future performance of the Index or of what the value of the ETNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time over the term of the ETNs.

The Credit Suisse Tremont Long/Short Equity Hedge Fund Index

Data and information regarding the Credit Suisse Tremont Long/Short Equity Hedge Fund Index (the "Target Index") are derived from sources prepared by Credit Suisse Tremont Index LLC.

The Target Index is an asset-weighted hedge fund Index, as opposed to an equally weighted Index, which track hedge funds that invest on both long and short sides of equity markets, generally focusing on diversifying or hedging across particular sectors, regions or market capitalizations. Managers of these respective constituent hedge funds have the flexibility to shift from value to growth; small to medium to large capitalization stocks; and net long to net short. Additionally, managers of these respective constituent hedge funds can also trade equity futures and options as well as equity related securities and debt or build portfolios that are more concentrated than traditional long-only equity hedge funds.

The methodology utilized in the Target Index starts by defining the universe it is measuring. Credit Suisse Tremont Index LLC uses the Credit Suisse/Tremont database, which tracks more than 4,500 funds. The Target Index Universe is defined as only the funds with a minimum of US$50 million assets under management ("AUM"), a minimum one-year track record, and current audited financial statements. Hedge funds are separated into ten primary subcategories based on their investment style. The Target Index in all cases represents at least 85% of the AUM in each respective category of the Target Index Universe. Credit Suisse/Tremont Index LLC analyzes the percentage of assets invested in each subcategory and selects funds for the Target Index based on those percentages, matching the shape of the Target Index to the shape of the universe of long/short hedge funds. The Target Index is calculated and rebalanced monthly. Constituent hedge funds are reselected on a quarterly basis as necessary. To minimize survivorship bias, constituent hedge funds are not removed from the Target Index until they are fully liquidated or fail to meet the financial reporting requirements. As of February 19, 2010, the Target Index was comprised of 149 constituent hedge funds.

  Historical Data on the Target Index

The following table sets forth the quarterly performance of the Target Index for each quarter in the period from January 1998 through January 31, 2010. This historical data on the Target Index is not necessarily indicative of the future performance of the Target Index or what the value of the securities may be. Any historical upward or downward trend in the level of the Target Index during any period set forth below is not any indication that the Target Index is more or less likely to increase or decrease at any time over the term of the securities.

	Low	High	Close		Low	High	Close
1998 First Quarter	159.35	176.80	176.80	2004 First Quarter	321.22	327.50	327.50
1998 Second Quarter	175.79	181.76	181.76	2004 Second Quarter	321.73	323.84	323.84
1998 Third Quarter	161.95	182.86	167.57	2004 Third Quarter	319.24	327.06	327.06
1998 Fourth Quarter	170.49	188.47	188.47	2004 Fourth Quarter	331.78	351.35	351.35
1999 First Quarter	191.62	198.83	198.83	2005 First Quarter	348.39	355.48	351.43
1999 Second Quarter	203.69	213.17	213.17	2005 Second Quarter	345.99	354.38	354.38
1999 Third Quarter	215.87	217.16	217.16	2005 Third Quarter	363.86	375.39	375.39
1999 Fourth Quarter	226.70	277.49	277.49	2005 Fourth Quarter	366.79	385.37	385.37
2000 First Quarter	278.94	310.02	297.68	2006 First Quarter	401.47	411.88	411.88
2000 Second Quarter	265.97	282.28	282.28	2006 Second Quarter	405.41	421.50	405.41
2000 Third Quarter	280.49	294.22	292.12	2006 Third Quarter	405.21	411.80	411.80
2000 Fourth Quarter	273.88	284.71	283.25	2006 Fourth Quarter	420.83	440.78	440.78
2001 First Quarter	269.47	281.60	269.47	2007 First Quarter	445.86	457.41	457.41
2001 Second Quarter	271.55	273.78	273.78	2007 Second Quarter	470.69	483.56	483.56
2001 Third Quarter	268.76	273.04	268.76	2007 Third Quarter	473.62	489.30	489.30
2001 Fourth Quarter	266.62	272.91	272.91	2007 Fourth Quarter	498.88	507.57	500.98
2002 First Quarter	268.59	271.27	271.04	2008 First Quarter	480.43	490.55	480.43
2002 Second Quarter	271.41	274.87	271.41	2008 Second Quarter	491.00	505.31	498.59
2002 Third Quarter	263.39	266.04	264.79	2008 Third Quarter	434.47	481.48	434.47
2002 Fourth Quarter	265.01	268.55	268.55	2008 Fourth Quarter	397.78	403.48	401.98
2003 First Quarter	267.79	268.93	268.93	2008 Fourth Quarter	397.78	403.48	401.98
2003 Second Quarter	275.48	287.87	287.87	2009 Second Quarter	413.52	435.16	435.00
2003 Third Quarter	288.65	295.18	295.18	2009 Third Quarter	448.02	469.03	469.03
2003 Fourth Quarter	302.43	314.93	314.93	2009 Fourth Quarter	463.35	480.23	480.23
				2010 First Quarter	473.03	473.03	473.03

        The following graph sets forth the historical monthly performance of the Target Index presented in the preceding table. This information is not necessarily indicative of the future performance of the Index.

CS Tremont L/S Equity Index

  Comparisons of Index Performance Versus Target Index Performance

The following graph compares the hypothetical and actual historical monthly Index performance to the monthly historical Target Index performance for period from January 1998 to December 2009. This information is not necessarily indicative of the future relative performance of the Index and the Target Index.

Credit Suisse Tremont Long/Short Equity Hedge Fund Index
vs. Credit Suisse Long/Short Equity Replication Index (Net)

The hypothetical and actual historical data for the Index set forth in the graphs above do not account for the postponement of Rebalancing Dates as set forth under "—Index Rebalancing Process" above. Instead, in calculating such data, no Rebalancing Dates were postponed, regardless of the occurrence of a Market Disruption Event occurring or in effect on any such date.

THE MARKET FACTORS

Base Factors

The S&P 500® Index

For a full description of the S&P 500 Index, see "The Reference Indices—The S&P Indices—The S&P 500 Index" in the accompanying underlying supplement.

The following graph sets forth the historical performance of the S&P 500® Index based on the closing levels of the S&P 500® Index from January 3, 2005 through January 28, 2010. The closing level of the S&P 500® Index on January 28, 2010 was 1,084.53. We obtained all closing levels from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the S&P 500® Index on any Index Business Day. This information is not necessarily indicative of the future performance of the S&P 500® Index.

Historical Performance of the S&P 500® Index

The Russell 2000® Index

For a full description of the Russell 2000 Index, see "The Reference Indices—The Russell 200 Index" in the accompanying underlying supplement.

The following graph sets forth the historical performance of the Russell 2000® Index based on the closing levels of the Russell 2000® Index from January 3, 2005 through January 28, 2010. The closing level of the Russell 2000® Index on January 28, 2010 was 607.93. We obtained all closing levels from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Russell 2000® Index on any Index Business Day. This information is not necessarily indicative of the future performance of the Russell 2000® Index.

Historical Performance of the Russell 2000® Index

The MSCI Indices

The MSCI EAFE® Daily Total Return Index

For a description of the general MSCI EAFE® Index methodology, see "The Reference Indices—MSCI EAFE Index" in the accompanying underlying supplement.

The MSCI EAFE® Daily Total Return (Net) Index

The particular variant of the MSCI EAFE® Index used as a Market Factor for purposes of the Index has two additional features: the "total return" and "net" features. The "total return" variant of MSCI Indices measures the market performance, including price performance and income from dividend payments. The total return methodology reinvests dividends in indices the day the security is quoted ex-dividend. The "net" variant of MSCI Indices approximates the minimum possible dividend reinvestment. The dividend is reinvested after deduction of withholding tax, applying the rate to non-resident individuals who do not benefit from double taxation treaties. MSCI uses withholding tax rates applicable to Luxembourg holding companies, as Luxembourg applies the highest rates. The MSCI EAFE® Daily Total Return (Net) Index is reported by Bloomberg under ticker symbol "NDDUEAFE."

The MSCI EAFE® Daily Total Return (Gross) Index

The particular variant of the MSCI EAFE® Index used as a substitute for the above Market Factor in the case of a negative weight for the Market Factor has two additional features: the "total return" and "gross" features. The "total return" variant of MSCI Indices measures the market performance, including price performance and income from dividend payments. The total return methodology reinvests dividends in indices the day the security is quoted ex-dividend. The "gross" variant of MSCI Indices approximates the maximum possible dividend reinvestment. The amount reinvested is the dividend distributed to individuals resident in the country of the company, but does not include tax credits. The MSCI EAFE® Daily Total Return (Gross) Index is reported by Bloomberg under ticker symbol "GDDUEAFE."

The following graphs set forth the historical performance of the MSCI EAFE® Daily Total Return (Net) Index and the MSCI EAFE® Daily Total Return (Gross) Index based on the closing levels of such indices from January 3, 2005 through January 28, 2010. The closing level of the MSCI EAFE® Daily Total Return (Net) Index and the MSCI EAFE® Daily Total Return (Gross) Index on January 28, 2010 were 3,604.923 and 4,637.079, respectively. We obtained all closing levels from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the MSCI EAFE® Daily Total Return (Net) Index and the MSCI EAFE® Daily Total Return (Gross) Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the MSCI EAFE® Daily Total Return (Net) Index and the MSCI EAFE® Daily Total Return (Gross) Index on any Index Business Day. This information is not necessarily indicative of the future performance of the MSCI EAFE® Daily Total Return (Net) Index or the MSCI EAFE® Daily Total Return (Gross) Index.

Historical Performance of
the MSCI EAFE® Daily Total Return (Net) Index

 Historical Performance of
the MSCI EAFE® Daily Total Return (Gross) Index

The MSCI Emerging Markets Daily Total Return Index

For a description of the general MSCI Emerging Markets Index methodology, see "The Reference Indices—MSCI Emerging Markets Index" in the accompanying underlying supplement.

The MSCI Emerging Markets Daily Total Return (Net) Index

The particular variant of the MSCI Emerging Markets IndexSM used as a Market Factor for purposes of the Index has two additional features: the "total return" and "net" features. The "total return" variant of MSCI Indices measures the market performance, including price performance and income from dividend payments. The total return methodology reinvests dividends in indices the day the security is quoted ex-dividend. The "net" variant of MSCI Indices approximates the minimum possible dividend reinvestment. The dividend is reinvested after deduction of withholding tax, applying the rate to non-resident individuals who do not benefit from double taxation treaties. MSCI uses withholding tax rates applicable to Luxembourg holding companies, as Luxembourg applies the highest rates. The MSCI Emerging Markets Daily Total Return (Net) Index is reported by Bloomberg under ticker symbol "NDUEEGF."

The MSCI Emerging Markets Daily Total Return (Gross) Index

The particular variant of the MSCI Emerging Markets IndexSM used as a substitute for the above Market Factor in the case of a negative weight for the Market Factor has two additional features: the "total return" and "gross" features. The "total return" variant of MSCI Indices measures the market performance, including price performance and income from dividend payments. The total return methodology reinvests dividends in indices the day the security is quoted ex-dividend. The "gross" variant of MSCI Indices approximates the maximum possible dividend reinvestment. The amount reinvested is the dividend distributed to individuals resident in the country of the company, but does not include tax credits. The MSCI Emerging Markets Daily Total Return (Gross) Index is reported by Bloomberg under ticker symbol "GDUEEGF."

The following graphs set forth the historical performance of the MSCI Emerging Markets Daily Total Return (Net) Index and the MSCI Emerging Markets Daily Total Return (Gross) Index based on the closing levels of such indices from January 3, 2005 through January 28, 2010. The closing level of the MSCI Emerging Markets Daily Total Return (Net) Index and the MSCI Emerging Markets Daily Total Return (Gross) Index on January 28, 2010 were 349.462 and 1,644.699, respectively. We obtained all closing levels from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the MSCI Emerging Markets Daily Total Return (Net) Index and the MSCI Emerging Markets Daily Total Return (Gross) Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the MSCI Emerging Markets Daily Total Return (Net) Index and the MSCI Emerging Markets Daily Total Return (Gross) Index on any Index Business Day. This information is not necessarily indicative of the future performance of the MSCI Emerging Markets Daily Total Return (Net) Index or the MSCI Emerging Markets Daily Total Return (Gross) Index.

Historical Performance of
the MSCI Emerging Markets Daily Total Return (Net) Index

 Historical Performance of
the MSCI Emerging Markets Daily Total Return (Gross) Index

The NASDAQ-100® Index

For a full description of the NASDAQ-100 Index, see "The Reference Indices—The NASDAQ-100 Index" in the accompanying underlying supplement.

The following graph sets forth the historical performance of the NASDAQ-100® Index based on the closing levels of the NASDAQ-100® Index from January 3, 2005 through January 28, 2010. The closing level of the NASDAQ-100® Index on January 28, 2010 was 1771.10. We obtained all closing levels from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the NASDAQ-100® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the NASDAQ-100® Index on any Index Business Day. This information is not necessarily indicative of the future performance of the NASDAQ-100® Index.

Historical Performance of the NASDAQ-100® Index

Style Factors

Momentum Indices

The "Credit Suisse High Price Momentum Index" and "Credit Suisse Low Price Momentum Index" are both indices with 200 constituent stocks selected from the universe of the constituents of the Russell 1000 Index, according to their 12-month price momentum ranking. The candidate stocks are ranked by return from lowest to highest. The 200 stocks with the lowest returns are then selected to be the members of the Credit Suisse Low Price Momentum Index. The 200 stocks with the highest returns are then selected to be the members of the Credit Suisse High Price Momentum Index.

The return used for ranking each candidate of the Momentum Universe Member (as defined below) stocks is calculated as follows:

(Pmp/Pmp-12) – 1

where "Pmp-12" is the closing price level of Momentum Universe Member stock "m" on the Posting Date that is 12 months prior to the most recent Posting Date ("p-12") and "Pmp" is the closing price level of Momentum Universe Member stock "m" on the Posting Date ("p").

A stock is considered to be a "Momentum Universe Member" on a given day if it is tradable on that day and if it was included on the list of stocks provided by Russell Investment Group ("Russell") on the most recent date on which Russell rebalanced the Russell 1000 Index (generally near the last New York Stock Exchange trading day in June).

The constituent stocks for each of the Credit Suisse High Price Momentum Index and the Credit Suisse Low Price Momentum Index are determined each Rebalancing Date subject to the following additional criteria:

        1.     All stocks included in a basket must have a valid stock price on the immediately preceding Index Business Day and one Index Business Day prior to the Rebalancing Date that is 12 months prior to such Rebalancing Date;

        2.     No stocks then in bankruptcy may be considered;

        3.     Only stocks traded on the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Market or the NASDAQ Global Select Market may be considered;

        4.     No stocks with a market capitalization of less than $50 million (as of the immediately preceding Rebalancing Date) may be considered;

        5.     A maximum of 20 stocks with a market capitalization of less than $75 million (as of the immediately preceding Rebalancing Date) may be included in a basket; and

        6.     A maximum of 20 stocks with a notional monthly trading volume of less than $25 million (calculated as 20 times the average daily US dollar value traded over the previous six months) may be included in a basket.

Momentum Index Calculation

The following procedure is performed twice—once for the Credit Suisse High Price Momentum Index and once for the Credit Suisse Low Price Momentum Index. For simplicity, each is referred to below as a "Momentum Index."

The Index is rebalanced monthly on the Index Business Day immediately following the official publication date of the Target Index (each such date, a "Momentum Rebalancing Date"), unless there is a Market Disruption Event effecting the Momentum Index rebalance constituents on such Index Business Day, in which case the Momentum Rebalancing Date shall be the immediately following Index Business Day on which there is no Market Disruption Event. The official publication date ("Posting Date") of the Target Index generally occurs on or about the 15th day of each month.

        1.     On each Momentum Rebalancing Date, "r", each stock selected for a Momentum Index is assigned a number of shares "S" equal to:

Smr = (1/Nmr) × Lr / Pmr

Where Pmr is the closing level for each Momentum Index stock "m" on Momentum Rebalancing Date "r" and Lr is the closing Level of the Momentum Index on the Rebalancing Date "r". Nmr is the number of members in the index.

        2.     The Momentum Index level, Lr , on any Index Business Day is equal to the sum each of the following products: each stock's then-current share number Smt multiplied by the closing price level, Pmt, of such stock on that Index Business Day.

Lr = S(Smt × Pmt)

Operational Adjustments

After the stocks are selected on a given Momentum Rebalancing Date, stocks will be adjusted or removed from the Momentum Index based on the events described below:

  •
  In the event of a takeover, the stock that is taken over by another company will be hypothetically sold at the closing price prior to acquisition and hypothetical proceeds will be hypothetically reinvested across the remaining stocks in the Momentum Index;

  •
  In the event of a stock split, the number of shares of the affected stock will be multiplied by the factor used for the split at that time;

  •
  Stock dividends are treated like stock splits;

  •
  Cash dividends are reflected as dividend income, as described in the definition of "Factor Dividend" under the caption "—Index Level Calculation" above; and

  •
  A constituent company will be removed immediately after suspension from listing on an applicable exchange; the stock will be removed from the Momentum Index at the then next available price in the market; in some cases, stocks may be removed at $0.00; the hypothetical proceeds, if any, will be hypothetically reinvested proportionately across the remaining stocks in the Momentum Index.

The following graphs set forth the hypothetical historical performance of the Credit Suisse High Price Momentum Index and Credit Suisse Low Price Momentum Index based on the closing prices of the constituent stocks from January 3, 2005 through January 28, 2010. The closing levels of the Credit Suisse High Price Momentum Index and the Credit Suisse Low Price Momentum Index on January 28, 2010 were 6,878.72 and 3,344.42, respectively. The hypothetical historical performance of the Credit Suisse High Price Momentum Index and the Credit Suisse Low Price Momentum Index should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Credit Suisse High Price Momentum Index and the Credit Suisse Low Price Momentum Index on any Index Business Day. This information is not necessarily indicative of the future performance of the Credit Suisse High Price Momentum Index and the Credit Suisse Low Price Momentum Index.

Credit Suisse High Price Momentum Index

Credit Suisse Low Price Momentum Index

Russell 1000® Index

We have derived all information regarding the Russell 1000 Index contained herein, including without limitation, its make up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. We make no representation or warranty as to the accuracy or completeness of such information. Such information reflects the policies of, and is subject to change by, Russell. The Russell 1000 Index was developed by Russell and is calculated, maintained and published by Russell. Russell has no obligation to publish, and may discontinue the publication of, the Russell 1000 Index.

The Russell 1000 Index measures the price performance of the large-cap segment of the U.S. equity universe. It is a subset of the Russell 3000® Index and includes approximately 1,000 of the largest securities based on a combination of their market capitalization and current Index membership. The Russell 1000 represents approximately 90% of the U.S. equity market. As of December 31, 2009, the largest five sectors represented by the Russell 1000 Index were Technology, Financial Services, Health Care, Consumer Discretionary and Energy. The Russell 1000 Index is reported by Bloomberg under ticker symbol "RAY."

The Russell 1000 Index is completely reconstituted annually to ensure new and growing equities are reflected.

For a full description of the Russell 1000 Index methodology, see "The Reference Indices—The Russell 2000® Index—Methodology for Russell U.S. Indices" (which methodological description applies to all Russell U.S. Indices and is not limited to the Russell 2000® Index) in the accompanying underlying supplement.

Russell 2000® Value Index and Russell 2000® Growth Index

We have derived all information regarding the Russell 2000® Growth Index and the Russell 2000® Value Index (together, for the purposes of this section, the "Russell 2000 Style Indices") contained herein, including without limitation, their make up, method of calculation and changes in their components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. We make no representation or warranty as to the accuracy or completeness of such information. Such information reflects the policies of, and is subject to change by, Russell. The Russell 2000 Style Indices were developed by Russell and are calculated, maintained and published by Russell. Russell has no obligation to publish, and may discontinue the publication of, the Russell 2000 Style Indices.

The Russell 2000® Growth Index measures the capitalization weighted price performance of the stocks included in the Russell 2000® Index (each, a "Russell 2000 Component Stock" and collectively, the "Russell 2000 Component Stocks"), determined by Russell to be growth oriented, with higher price to book ratios and higher forecasted growth values. The Russell 2000® Value Index measures the capitalization weighted price performance of the Russell 2000 Component Stocks, determined by Russell to be value oriented, with lower price to book ratios and lower forecasted growth values. All stocks included in the Russell 2000 Style Indices are traded on a major U.S. exchange.

The market value of each security in each of the two Russell 2000 Style Indices is determined as a percentage of the market value within the Russell 2000® Index. Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in the Russell 2000® Growth Index will have an 80% weight in the Russell 2000® Value Index. A stock that is given a 100% weight in the Russell 2000® Growth Index will hold the same value in the

Russell 2000® Growth Index as it holds in the Russell 2000® Index, and will not be represented in the Russell 2000® Value Index.

For a full description of the Russell 2000® Index, of which the Russell 2000 Style Indices are subsets, see "The Reference Indices—The Russell 2000® Index" in the accompanying product supplement.

Russell uses a "non-linear probability" method to assign stocks to the Russell 2000 Style Indices. The term "probability" is used to indicate the degree of certainty that a stock is value or growth based on its relative book to price ratio and Institutional Brokers' Estimate System ("I/B/E/S") forecast long term growth mean. This allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the Russell 2000® Growth Index. The stocks included in the Russell 2000® Index are ranked by their adjusted book to price ratio and I/B/E/S forecast long term growth mean. These ranks are converted to standardized units and combined to produce a Composite Value Score ("CVS"). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the Russell 2000 Style Indices. However, if a stock's weight is more than 95% in one of the two Russell 2000 Style Indices, Russell increases its weight to 100% in that Index. In addition, the market capitalization of each of the Russell 2000 Style Indices may not equal 50% of the Russell 2000® Index, due to asymmetry in the capitalization distributions that result in a skewed distribution of CVS.

        Updates to Share Capital Affecting the Russell 2000 Style Indices.    Each month, the Russell 2000 Style Indices are updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000 Style Indices. This does not affect treatment of major corporate events, which are effective on the ex date.

        Pricing of Securities Included in the Russell 2000® Growth Index and/or the Russell 2000® Value Index.    Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell 2000® Growth Index and Russell 2000® Value Index calculations. FT Interactive Data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily calculations of the Russell 2000 Style Indices.

The following graphs set forth the historical performance of the Russell 2000® Growth Index and the Russell 2000® Value Index based on the closing levels of the Russell 2000® Growth Index and the Russell 2000® Value Index from January 3, 2005 through January 28, 2010. The closing levels of the Russell 2000® Growth Index and the Russell 2000® Value Index on January 28, 2010 were 331.29 and 847.33, respectively. We obtained all closing levels from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Russell 2000® Growth Index and the Russell 2000® Value Index should not be taken as an indication of future performance, and no assurance can be given as to the closing levels of the Russell 2000® Growth Index and the Russell 2000® Value Index on any Index

Business Day. This information is not necessarily indicative of the future performance of the Russell 2000® Growth Index and the Russell 2000® Value Index.

Historical Performance of the Russell 2000® Growth Index

Historical Performance of the Russell 2000® Value Index

Sector Factors

AMEX Select Sector Indices

The AMEX Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one AMEX Select Sector Index, and the combined companies of the nine AMEX Select Sector Indexes represent all of the companies in the S&P 500® Index. The industry Indexes are sub-categories within each AMEX Select Sector Index and represent a specific industry segment of the overall AMEX Select Sector Index. The nine AMEX Select Sector Indices, with the approximate percentage of the market capitalization of the S&P 500® Index included in each sector as of December 31, 2009 indicated in parentheses, are: Consumer Discretionary (9.59%); Consumer Staples (11.36%); Energy (11.48%); Financials (14.38%); Health Care (12.63%); Industrials (10.24%); Technology (23.01%); Materials (3.60%) and Utilities (3.71%). Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as the "Index Compilation Agent", determines the composition of the AMEX Select Sector Indices after consultation with S&P.

Each AMEX Select Sector Index was developed and is maintained in accordance with the following criteria:

  •
  Each of the component stocks in an AMEX Select Sector Index (the "Component Stocks") is a constituent company of the S&P 500® Index.

  •
  The nine AMEX Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the AMEX Select Sector Indices.

  •
  The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to an AMEX Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company's stock to a particular AMEX Select Sector Index on the basis of such company's sales and earnings composition and the sensitivity of the company's stock price and business results to the common factors that affect other companies in each AMEX Select Sector Index.

  •
  Each AMEX Select Sector Index is calculated by NYSE Euronext using a modified "market capitalization" methodology. This design ensures that each of the component stocks within an AMEX Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such AMEX Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the AMEX Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each AMEX Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. For a full description of the S&P 500 Index, see "The Reference Indices—The S&P Indices—The S&P 500 Index" in the accompanying underlying supplement.

The daily calculation of each AMEX Select Sector Index is computed by dividing the total market value of the companies in the AMEX Select Sector Index by a number called the Index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one AMEX Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that AMEX Select Sector Index and assigned to a different AMEX Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock's AMEX Select Sector Index assignment should be changed, NYSE Euronext will disseminate notice of the change following its standard procedure for announcing Index changes and will implement the change in the affected AMEX Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate AMEX Select Sector Index on the same Schedule Used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

The following graphs set forth the historical performance of the AMEX Select Sector Indices based on the closing levels of each of the AMEX Select Sector Indices from January 3, 2005 through January 28, 2010. Each AMEX Select Sector Index was established with a value of 250.00 on June 30, 1998. We obtained all closing levels from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the AMEX Select Sector Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of a given AMEX Select Sector Index on any Index Business Day. This information is not necessarily indicative of the future performance of an AMEX Select Sector Index.

  AMEX Consumer Staples Select Sector Index

The AMEX Consumer Staples Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of consumer products. Consumer staples include cosmetic and personal care, pharmaceuticals, soft drinks, tobacco, and food products. The AMEX Consumer Staples Select Sector Index serves as the benchmark for the Consumer Staples Select Sector SPDR Fund ("XLP"). The closing level of the AMEX Consumer Staples Select Sector Index on January 28, 2010 was 262.94.

Historical Performance of
The AMEX Consumer Staples Select Sector Index

  AMEX Consumer Discretionary Select Sector Index

The AMEX Consumer Discretionary Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of cyclical products or the transportation industry. Cyclical and transportation products include building materials, retailers, appliances, housewares, air transportation, automotive manufacturing, shipping, and trucking. The AMEX Consumer Discretionary Select Sector Index serves as the benchmark for the Consumer Discretionary Select Sector SPDR Fund ("XLY"). The closing level of the AMEX Consumer Discretionary Select Sector Index on January 28, 2010 was 290.82.

Historical Performance of
The AMEX Consumer Discretionary Select Sector Index

  AMEX Technology Select Sector Index

The AMEX Technology Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of technology products. Technology products include products developed by defense manufacturers, telecommunications equipment, microcomputer components, integrated computer circuits and process monitoring systems. The AMEX Technology Select Sector Index serves as the benchmark for the Technology Select Sector SPDR Fund ("XLK"). The closing level of the AMEX Technology Select Sector Index on January 28, 2010 was 213.66.

Historical Performance of
The AMEX Technology Select Sector Index

  AMEX Health Care Select Sector Index

The AMEX Health Care Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index and are involved in health care services. Health care services include pharmaceuticals, health care providers and services, health care equipment and supplies, biotechnology, life sciences tools and services and health care technology. The AMEX Health Care Select Sector Index serves as the benchmark for the Health Care Select Sector SPDR Fund ("XLV"). The closing level of the AMEX Health Care Select Sector Index on January 28, 2010 was 316.32.

Historical Performance of
The AMEX Health Care Select Sector Index

  AMEX Energy Select Sector Index

The AMEX Energy Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index that develop and produce crude oil and natural gas and provide drilling and other energy related services. The AMEX Energy Select Sector Index serves as the benchmark for the Energy Select Sector SPDR Fund ("XLE"). The closing level of the AMEX Energy Select Sector Index on January 28, 2010 was 556.54.

Historical Performance of
The AMEX Energy Select Sector Index

  AMEX Utilities Select Sector Index

The AMEX Utilities Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index that produce, generate, transmit or distribute electricity or natural gas. The AMEX Utilities Select Sector Index serves as the benchmark for the Utilities Select Sector SPDR Fund ("XLU"). The closing level of the AMEX Utilities Select Sector Index on January 28, 2010 was 300.14.

Historical Performance of
The AMEX Utilities Select Sector Index

  AMEX Financial Select Sector Index

The AMEX Financial Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index and are involved in the financial services industry. Financial services range from investment management to commercial and investment banking. The AMEX Financial Select Sector Index serves as the benchmark for the Financial Select Sector SPDR Fund ("XLF"). The closing level of the AMEX Financial Select Sector Index on January 28, 2010 was 142.53.

Historical Performance of
The AMEX Financial Select Sector Index

  AMEX Industrial Select Sector Index

The AMEX Industrial Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index and include those involved in, for example, aerospace and defense, building products, construction and engineering, electrical equipment, conglomerates, machinery, commercial services and supplies, air freight and logistics, airlines, marine, road and rail, and transportation infrastructure companies. The AMEX Industrial Select Sector Index serves as the benchmark for the Industrials Select Sector SPDR Fund ("XLI"). The closing level of the AMEX Industrial Select Sector Index on January 28, 2010 was 276.75.

Historical Performance of
The AMEX Industrial Select Sector Index

  AMEX Materials Select Sector Index

The AMEX Materials Select Sector Index is a modified market capitalization-based Index intended to track the movements of companies that are components of the S&P 500® Index and are involved in such industries as chemicals, construction materials, containers and packaging, metals and mining, and paper and forest products. The AMEX Materials Select Sector Index serves as the benchmark for the Materials Select Sector SPDR Fund ("XLB"). The closing level of the AMEX Materials Select Sector Index on January 28, 2010 was 316.94.

Historical Performance of
The AMEX Materials Select Sector Index

 DESCRIPTION OF THE ETNS

        The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include, but are not limited to, supply and demand for the ETNs, the volatility of the Index, the market value of the Market Factors, prevailing rates of interest, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the Index, the general interest rate environment, as well as the perceived creditworthiness of Credit Suisse. See "Risk Factors" in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Indicative Value

        An intraday "indicative value" meant to approximate the intrinsic economic value of the ETNs will be published under the Bloomberg symbol CSLS.IV. The actual trading price of the ETNs may vary significantly from their indicative value. In addition, the Calculation Agent expects to calculate and publish the closing indicative value of your ETNs on each trading day. In connection with your ETNs, we use the term "indicative value" to refer to the value at a given time determined based on the following equation:

Indicative Value = Stated Principal Amount per Security × (Current Index Level / Initial Index Level) × Current Fee Factor

where:

Stated Principal Amount per Security = $20;

Current Index Level = The most recent published closing level of the Index available;

Initial Index Level = 991.65, the closing level of the Index on the inception date; and

Current Fee Factor = The most recent daily calculation of the fee factor with respect to your ETNs, determined as described below under "Specific Terms of the ETNs" (which, during any trading day, will be the fee factor determined on the preceding calendar day).

        The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading price of the ETNs may vary significantly from their indicative value.

        The Credit Suisse Long/Short Liquid Index (Net) Index is a proprietary index that Credit Suisse Alternative Capital, Inc., as Index Sponsor, developed and owns. NYSE Arca, Inc., as Index Calculation Agent pursuant to an agreement with the Index Sponsor, calculates and disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each business day, and publishes the closing level of the Index for each business day at approximately 6:30 p.m. (New York City time) on each such day. For further information on the Index returns, see "The Index" above. Index levels are available on Bloomberg page "CSLABLN <INDEX>"; the closing level of the Index on each trading day is also available at http://www.credit-suisse.com/alternativebeta. We are not incorporating by reference herein the website or any material included in the website.

        As discussed in "Specific Terms of the ETNs—Payment Upon Repurchase" below, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs beginning on February 22, 2010 (for an anticipated February 23, 2010 valuation date and a repurchase date of February 26, 2010) through February 5, 2020 (for an anticipated February 6, 2020 valuation date and a repurchase date of February 11,

2020). If you elect to offer your ETNs to Credit Suisse for repurchase, you must offer at least $5,000,000 stated principal amount of ETNs (250,000 ETNs) at one time for repurchase by Credit Suisse on any repurchase date. In addition, we have the right to repurchase the ETNs in whole but not in part on or after February 19, 2012, if, on or after February 19, 2012, the principal amount of ETNs is $10,000,000 (500,000 ETNs) or less. If your ETNs are repurchased (either at your election or ours), on the corresponding repurchase date, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the principal amount of your ETNs times the index factor on the relevant valuation date times the fee factor on the relevant valuation date. The last date on which Credit Suisse will repurchase your ETNs will be February 11, 2020. As such, you must offer your ETNs for repurchase no later than February 5, 2020. The daily repurchase value is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE ETNS

        In this section, references to "holders" mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

        The ETNs are Senior Medium-Term Notes as described in the accompanying underlying supplement, prospectus supplement and prospectus which also contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of March 29, 2007, as amended, between Credit Suisse AG (formerly Credit Suisse) and The Bank of New York Mellon (formerly The Bank of New York), as trustee, under which the ETNs will be issued (the "indenture"). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

        Please note that the information about the price to the public and the proceeds to Credit Suisse on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

        We will not make any coupon or interest payment during the term of the ETNs.

Denomination

        We will offer the ETNs in denominations of $20 stated principal amount. Any future issuances of ETNs may be issued at a price higher or lower than the stated principal amount, based on the indicative value of the ETNs at that time.

Payment at Maturity

        If you hold your ETNs to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the level of the Index from the inception date to the level calculated on the final valuation date. Your cash payment at maturity will be equal to the principal amount of ETNs you then hold times the index factor calculated on the final valuation date times the fee factor on the final valuation date.

        The index factor calculated on the final valuation date will equal the closing level of the Index on the final valuation date divided by the initial index level. The initial index level equals 991.65, the closing level of the Index on the inception date.

        The closing level of the Index on the final valuation date will be the closing level published on the Bloomberg page "CSLABLN <Index>" or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent; provided, however, in the event that a valuation date is postponed due to a Market Disruption Event, the Calculation Agent will adjust the closing level of the Index solely for the purposes of determining the index factor according to the methodology described below under "—Market Disruption Events."

        If a Market Disruption Event occurs or is occurring on the final valuation date, then the Calculation Agent will postpone the final valuation date and maturity date and determine the closing level of the Index using the methodology described below under "—Market Disruption Events."

        The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the final valuation date divided by 365. The annual investor fee is equal to 0.45%.

        If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Payment Upon Repurchase

        Prior to maturity, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs, beginning on February 22, 2010 (for an anticipated February 23, 2010 valuation date and a repurchase date of February 26, 2010) through February 5, 2020 (for an anticipated February 6, 2020 valuation date and a repurchase date of February 11, 2020). If you choose to offer your ETNs for repurchase, you must offer at least $5,000,000 stated principal amount of ETNs (250,000 ETNs) to Credit Suisse for repurchase on any repurchase date. If you offer at least $5,000,000 stated principal amount of ETNs (250,000 ETNs) to Credit Suisse for repurchase and fulfill the repurchase procedures described below for a repurchase date, Credit Suisse will be obligated to repurchase your ETNs. In addition, we have the right to repurchase the ETNs in whole but not in part on any business day during the term of the ETNs beginning February 19, 2012, if, at anytime on or after February 19, 2012, the principal amount of the ETNs outstanding is $10,000,000 (500,000 ETNs) or less. This option will expire on February 5, 2020. To repurchase the ETNs, we will deliver an irrevocable call notice to DTC. The trading day immediately succeeding the date the irrevocable call notice was delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a Market Disruption Event.

        If your ETNs are repurchased (either at your election or ours), on the corresponding repurchase date, you will receive a cash payment in an amount equal to the daily repurchase value, which is the principal amount of the ETNs you offered for repurchase times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

        The index factor on the applicable valuation date is the closing level of the Index on that day divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

        The fee factor is equal to one minus the aggregate investor fee, which is the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.45%.

        The closing level of the Index on any valuation date will be the closing level published on the Bloomberg page "CSLABLN <Index>" or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent; provided, however, in the event that a valuation date is postponed due to a Market Disruption Event, the Calculation Agent will adjust the closing level of the Index solely for the purposes of determining the index factor according to the methodology described below in "—Market Disruption Events."

        A valuation date is each trading day from February 23, 2010 to February 12, 2020, inclusive, unless the Calculation Agent reasonably determines that a Market Disruption Event occurs or is continuing on that day. A valuation date may be postponed due to a Market Disruption Event up to six scheduled trading days. If postponement of a valuation date due to a Market Disruption Event occurs, then the Calculation Agent will postpone the final valuation date and maturity date and determine the closing level of the Index using the methodology described below under "—Market Disruption Events."

        The valuation date applicable to any repurchase, whether at your option or the option of Credit Suisse, shall be the business day immediately following the business day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver a call notice to DTC.

        A repurchase date is the third business day following a valuation date. Unless the scheduled repurchase date is postponed due to a Market Disruption Event as described above, the final day on which Credit Suisse will repurchase your ETNs will be February 11, 2020. As such, you must offer your ETNs for repurchase no later than February 5, 2020.

        In the event that payment upon repurchase by Credit Suisse is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Repurchase Procedures

Repurchase at Your Option

        You may, subject to the minimum repurchase amount described above, elect to offer your ETNs to Credit Suisse for repurchase on any business day during the term of the ETNs, beginning on February 22, 2010 . If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse by 10:00 a.m., New York City time, on the business day immediately preceding the valuation date prior to the applicable repurchase date. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer $5,000,000 principal amount or more of your ETNs (250,000 ETNs) for repurchase by Credit Suisse on any repurchase date. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective;

•
your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse; and

•
your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

        Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. If Credit Suisse does not receive your offer for repurchase from your broker or DTC participant by 10:00 a.m., New

York City time, on the business day immediately preceding the applicable valuation date, your offer will not be effective and we will not accept your offer to us to repurchase your ETNs on the applicable repurchase date. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

        CSSU may charge a fee of up to $0.03 per ETN which is repurchased at your option.

Repurchase at Our Option

        We will have the option to repurchase the ETNs if at any time on or after February 19, 2012, if on or after such date the principal amount of ETNs outstanding is $10,000,000 (500,000 ETNs) or less. This option will expire on February 5, 2020. To call the ETNs for repurchase, we will deliver an irrevocable call notice to DTC (the holder of the global note).

        Any ETNs previously repurchased by us at your option will be cancelled on the relevant repurchase date. Consequently, as of such repurchase date, the repurchased ETNs will no longer be considered outstanding ETNs for purposes of determining whether we have the ability to exercise our repurchase right.

Market Disruption Events

        As set forth under "—Payment at Maturity" and "—Payment Upon Repurchase" above, the Calculation Agent will determine the closing level of the Index on each valuation date, including the final valuation date.

        A valuation date will be postponed and thus the determination of the closing level of the Index will be postponed if the Calculation Agent reasonably determines that, on a valuation date, a Market Disruption Event (as defined in "The Index" above) has occurred or is continuing. In such case, the Calculation Agent shall determine the closing level of the Index applicable to such valuation date by reference to the value of each Market Factor unaffected by the Market Disruption Event determined on the originally scheduled valuation date and the value of each Market Factor affected by the Market Disruption Event determined based upon the closing value of such affected Market Factor or the first day immediately succeeding such scheduled valuation date on which such Market Factor is no longer affected by a Market Disruption Event. The closing level of the Index as determined by the Calculation Agent may differ from any published closing level of the Index. In the event the valuation date is postponed, the date the value of the last Market Factor affected by the Market Disruption Event is determined by the Calculation Agent will be the valuation date. In no event, however, will a valuation date be postponed more than six scheduled trading days. If a Market Disruption Event causes the postponement of the valuation date for six scheduled trading days, the value of the affected Market Factor and the closing level of the Index will be determined (or, if not determinable, estimated) by the Calculation Agent in a manner that is commercially reasonable under the circumstances on the sixth scheduled trading day after the originally scheduled valuation date and such sixth scheduled trading day will be the valuation date. If the valuation date is postponed due to a Market Disruption Event, the repurchase date (or for the final valuation date, the maturity date) will also be postponed by an equal number of business days. Any such postponement or determinations by the Calculation Agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. Notwithstanding the foregoing, in no event will a valuation date be postponed if the Market Disruption Event is affecting only Market Factors whose current Factor Weight is equal to zero.

Default Amount on Acceleration

        For the purpose of determining whether the holders of our senior medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the senior medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the indenture.

        In case an event of default (as defined in the accompanying prospectus) with respect to any ETNs shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ETNs will be determined by the Calculation Agent and will equal, for each ETN you then hold, the daily repurchase value determined by the Calculation Agent on the next valuation date.

Further Issuances

        We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We anticipate that the maximum aggregate principal amount of ETNs linked to the Credit Suisse Long/Short Liquid Index (Net) that we will issue will be $1,000,000,000 (50,000,000 ETNs). However, we have no obligation to issue up to this amount or any specific amount of ETNs and in our sole discretion, may issue ETNs in excess of this amount. Such additional ETNs will be consolidated and form a single series with the ETNs. We have no obligation to take your interests into account when deciding to issue additional securities. A form of request for the creation of new issuances of ETNs is attached hereto as ANNEX B. If on any valuation date we price an additional ETN creation a Market Disruption Event occurs or is occurring, we will determine the closing level of the Index applicable to such creation in accordance with the procedures under "—Market Disruption Events"

Discontinuation or Modification of the Index

        If the Index Committee reasonably determines that it is necessary to discontinue publication of the Index and the Index Committee or any other person or entity calculates and publishes an Index that the Calculation Agent, after consultation with Credit Suisse, reasonably determines is comparable to the Index and approves as a successor Index, then the Calculation Agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon repurchase by Credit Suisse by reference to such successor Index for the period following the discontinuation of the Index.

        If the Calculation Agent reasonably determines that the publication of the Index is discontinued and that there is no successor Index, the Calculation Agent, after consultation with Credit Suisse, will determine the amount payable by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

        If the Calculation Agent reasonably determines that the Index, the Market Factors or the method of calculating the Index has been changed at any time in any significant respect, whether the change is made by the Index Committee under its existing policies or following a modification of those policies, is due to the publication of a successor Index, is due to events affecting one or more of the Market Factors, or is due to any other reason—then the Calculation Agent, after consultation with Credit Suisse, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon repurchase by Credit Suisse replicates as fully as possible the economic character of the Index.

        All determinations and adjustments to be made by the Calculation Agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by Credit Suisse or otherwise relating to the level of the Index may be made in the Calculation Agent's reasonable discretion. The Calculation Agent shall make all determinations and adjustments such that, to the greatest extent possible, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. See "Risk Factors" in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the Calculation Agent.

Manner of Payment and Delivery

        Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

        Credit Suisse International, an affiliate of ours, will serve as the Calculation Agent. The Calculation Agent will, in its reasonable discretion, make all determinations regarding the value of the ETNs, including at maturity or upon repurchase by Credit Suisse, Market Disruption Events (see "—Market Disruption Events"), business days, trading days, the fee factor, the index factor, the default amount, the initial index level, the final index level, the closing level of the index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your ETNs at maturity or upon repurchase by Credit Suisse and any other calculations or determinations to be made by the Calculation Agent as specified herein. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

CLEARANCE AND SETTLEMENT

        Depository Trust Company ("DTC") participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC's settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

        We intend to use the net proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the ETNs.

        One or more of our affiliates before and following the issuance of the ETNs may acquire or dispose of the Market Factors, or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the Index or the Market Factors to hedge our obligations under the Securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the Index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the Index, there can be no assurance that the level of the Index will not be affected.

        From time to time after issuance and prior to the maturity of any ETNs, depending on market conditions (including the level of the Index), in connection with hedging certain of the risks associated with the Securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Index, or the Market Factors. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the Index or Market Factors, we or one or more of our affiliates may liquidate a portion of those holdings on or before the final valuation date. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market.

        The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the Securities and the amount payable at maturity or upon repurchase by Credit Suisse. See "Risk Factors" in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

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  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

        There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Index that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

        You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are "contingent payment debt instruments" that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.

        If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation's issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

        It is also possible that the IRS would seek to characterize your securities as regulated futures contracts or options that may be subject to the provisions of Code section 1256. In such case, the securities would be marked to market at the end of each taxable year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

        For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder's tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

        Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

        However, even if the agreed-upon tax characterization of the securities (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, "Rebalancing") of the Index is considered a taxable event to you. If the IRS were to prevail in treating each Rebalancing of the Index as a taxable event, you would recognize capital gain or, possibly, loss on the securities on the date of each Rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time. Such gain or loss generally would be short-term capital gain or loss.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

        Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Dividend Equivalent Payments

        On December 7, 2009, the Tax Extenders Act of 2009 (the "Act") was introduced in the U.S. House of Representatives and passed on December 9, 2009. The Act, if enacted, would treat a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

Possible Legislation Affecting Securities Held Through Foreign Accounts

        If enacted, the Act would also impose a 30% withholding tax on "withholdable payments" made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

        Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments may be subject to 30% withholding if the Act is enacted and payment is made after December 31, 2012.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

        The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

        A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

 SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

        We sold $5,002,880 in principal amount of the ETNs on the inception date to CSSU, an affiliate of ours, and through one or more dealers purchasing as principals through CSSU at 100% of their stated principal amount of $20 each. The initial ETNs sold to CSSU will be sold to investors over time. After the initial settlement date, additional ETNs may be offered and sold from time to time, at prevailing prices at the time of sale, through CSSU, acting as principal or as our agent, to investors and to dealers acting as principals for resale to investors. We will receive proceeds equal to 100% of the offering price of ETNs sold after the initial settlement date. We may deliver ETNs against payment therefor on a date that is greater than three business days following the date of sale of any ETNs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

        CSSU and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the ETNs.

        Broker-dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (as such term includes this pricing supplement and the accompanying underlying supplement, the prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

        Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

        CSSU, a FINRA member, will provide certain services relating to the distribution of the ETNs and may be paid a fee for its services equal to all, or a portion of, the investor fee. Although CSSU will not receive any discounts or commissions in connection with such sales, CSSU is expected to charge normal commissions for the purchase of any such ETNs. Any distribution of the ETNs in which CSSU participates will conform to the requirements of NASD Rule 2720. CSSU may charge investors a fee of up to $0.03 for each ETN that is repurchased at the investor's option. The amount of the fees paid in connection with the ETNs that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the ETNs.

 BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, (the "Code"), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans") and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a "Similar Law").

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the Calculation Agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

        Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding ETNs on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

        Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

        Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

LEGAL MATTERS

        Sidley Austin LLP has acted as special counsel to the agent.

 ANNEX A

FORM OF OFFER FOR REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
                [insert date]

Credit Suisse AG ("Credit Suisse")
Fax: 917-326-3140

Re:
Exchange Traded Notes due February 19, 2020
Linked to the Credit Suisse Long/Short Liquid Index (Net) (the "ETNs")

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to repurchase the ETNs, as described in the Pricing Supplement dated February 19, 2010, in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of ETNs offered for repurchase (You must offer at least 250,000 ETNs ($5,000,000 stated principal amount) for repurchase at one time for your offer to be valid.):

[insert principal amount of ETNs offered for repurchase by Credit Suisse]

Applicable valuation date:	,	20
Applicable repurchase date:	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Repurchase]
Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant's Account (the following information is available from the broker through which you hold your ETNs):

  Name:

  DTC Account Number (and any relevant sub-account):

  Contact Name:

  Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Offer for Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the "DTC Participant"), is delivered to Credit Suisse by 10:00 a.m., New York City time, on the business day immediately preceding the applicable valuation date, (ii) the DTC Participant has booked a "delivery vs. payment" ("DVP") trade on the applicable valuation date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned's ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ELEMENTS ARE HELD AND DELIVERED TO CREDIT SUISSE BY 10:00 A.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

 BROKER'S CONFIRMATION OF REPURCHASE

[PART B: TO BE COMPLETED BY BROKER]

Dated:
                [insert date]

Credit Suisse AG ("Credit Suisse")

Re:
Exchange Traded Notes due February 19, 2020
Linked to the Credit Suisse Long/Short Liquid Index (Net) (the "ETNs")

Ladies and Gentlemen:

The undersigned holder of Exchange Traded Notes due February 19, 2020 Linked to the Credit Suisse Long/Short Liquid Index (Net), issued by Credit Suisse AG, acting through its Nassau Branch, CUSIP No. 2254D878 (the "ETNs") hereby irrevocably offers to Credit Suisse the right to repurchase, on the Repurchase Date of                                         , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated February 19, 2010 relating to the ETNs (the "Pricing Supplement"). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the stated principal amount of ETNs specified below at a price per ETN equal to the repurchase value, facing Credit Suisse AG, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:
Stated principal amount of ETNs offered for repurchase (You must offer at least 250,000 ETNs ($5,000,000 stated principal amount) for repurchase at one time for your offer to be valid.):

DTC # (and any relevant sub-account):

 ANNEX B

REQUEST FOR THE CREATION OF NEW ISSUANCES

Broker's Name:

Telephone Number:

Aggregate number of ETNs:

DTC participant for settlement on behalf of the beneficial owner of the ETNs:

Contact Credit Suisse for settlement details

Name:

Telephone:

B-1

$1,000,000,000
Credit Suisse AG,
Acting through its Nassau Branch

Exchange-Traded Notes
due February 19, 2020
Linked to the Credit Suisse Long/Short Liquid Index (Net) (the "ETNs")

February 19, 2010

Credit Suisse

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Credit Suisse
SUMMARY
RISK FACTORS
THE INDEX
CS L/S Equity Liquid Index (Net)
CS Tremont L/S Equity Index
Credit Suisse Tremont Long/Short Equity Hedge Fund Index vs. Credit Suisse Long/Short Equity Replication Index (Net)
THE MARKET FACTORS
Historical Performance of the S&P 500 ® Index
Historical Performance of the Russell 2000 ® Index
Historical Performance of the MSCI EAFE ® Daily Total Return (Net) Index
Historical Performance of the MSCI EAFE ® Daily Total Return (Gross) Index
Historical Performance of the MSCI Emerging Markets Daily Total Return (Net) Index
Historical Performance of the MSCI Emerging Markets Daily Total Return (Gross) Index
Historical Performance of the NASDAQ-100 ® Index
Credit Suisse High Price Momentum Index
Credit Suisse Low Price Momentum Index
Historical Performance of the Russell 2000 ® Growth Index
Historical Performance of the Russell 2000 ® Value Index
Historical Performance of The AMEX Consumer Staples Select Sector Index
Historical Performance of The AMEX Consumer Discretionary Select Sector Index
Historical Performance of The AMEX Technology Select Sector Index
Historical Performance of The AMEX Health Care Select Sector Index
Historical Performance of The AMEX Energy Select Sector Index
Historical Performance of The AMEX Utilities Select Sector Index
Historical Performance of The AMEX Financial Select Sector Index
Historical Performance of The AMEX Industrial Select Sector Index
Historical Performance of The AMEX Materials Select Sector Index
DESCRIPTION OF THE ETNS
SPECIFIC TERMS OF THE ETNS
CLEARANCE AND SETTLEMENT
USE OF PROCEEDS AND HEDGING
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
BENEFIT PLAN INVESTOR CONSIDERATIONS
LEGAL MATTERS
ANNEX A FORM OF OFFER FOR REPURCHASE
BROKER'S CONFIRMATION OF REPURCHASE
ANNEX B REQUEST FOR THE CREATION OF NEW ISSUANCES